Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Inari Medical, Inc.

at

$80.00 per share in cash

by

Eagle 1 Merger Sub, Inc.,

a wholly owned subsidiary of

Stryker Corporation

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M., NEW YORK CITY TIME, ON FEBRUARY 18, 2025, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

THIS OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER (AS MAY BE FURTHER AMENDED OR SUPPLEMENTED FROM TIME TO TIME, THE “MERGER AGREEMENT”), DATED AS OF JANUARY 6, 2025, BY AND AMONG STRYKER CORPORATION, A MICHIGAN CORPORATION (“PARENT”) AND INARI MEDICAL, INC., A DELAWARE CORPORATION (“INARI”), AND, FROM AND AFTER ITS EXECUTION OF A JOINDER THERETO ON JANUARY 7, 2025, EAGLE 1 MERGER SUB, INC., A DELAWARE CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF PARENT (“OFFEROR”). OFFEROR IS OFFERING TO PURCHASE ALL OF THE SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE (THE “SHARES”), OF INARI FOR $80.00 PER SHARE, NET TO THE SELLER IN CASH, WITHOUT INTEREST AND SUBJECT TO ANY APPLICABLE TAX WITHHOLDING (THE “OFFER CONSIDERATION”), UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH THIS OFFER TO PURCHASE, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, COLLECTIVELY CONSTITUTE THE “OFFER”). UNDER NO CIRCUMSTANCES WILL OFFEROR PAY INTEREST ON THE CONSIDERATION PAID FOR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. THE MERGER AGREEMENT PROVIDES THAT, SUBJECT TO THE SATISFACTION OF THE CONDITIONS IN THE MERGER AGREEMENT, AS SOON AS PRACTICABLE FOLLOWING THE TIME THE OFFEROR ACCEPTS TENDERED SHARES FOR PAYMENT (THE “OFFER ACCEPTANCE TIME”), OFFEROR WILL BE MERGED WITH AND INTO INARI, WITH INARI CONTINUING AS THE SURVIVING CORPORATION AND BECOMING A WHOLLY OWNED SUBSIDIARY OF PARENT (THE “MERGER”), WITHOUT A VOTE OF THE STOCKHOLDERS OF INARI IN ACCORDANCE WITH SECTION 251(H) OF THE DELAWARE GENERAL CORPORATION LAW (THE “DGCL”).

THE BOARD OF DIRECTORS OF INARI (THE “INARI BOARD”) HAS UNANIMOUSLY (I) DETERMINED THAT THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF INARI AND ITS STOCKHOLDERS; (II) DULY AUTHORIZED AND APPROVED THE EXECUTION, DELIVERY AND PERFORMANCE BY INARI OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER; (III) RESOLVED THAT THE MERGER AGREEMENT AND THE MERGER WILL BE EFFECTED PURSUANT TO SECTION 251(H) OF THE DGCL AND THAT THE MERGER WILL BE CONSUMMATED AS SOON AS PRACTICABLE FOLLOWING THE OFFER ACCEPTANCE TIME; (IV) DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER; AND (V) RECOMMENDED THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES TO OFFEROR PURSUANT TO THE OFFER. INARI HAS BEEN ADVISED THAT ALL OF ITS DIRECTORS AND EXECUTIVE OFFICERS CURRENTLY INTEND TO

TENDER, OR CAUSE TO BE TENDERED PURSUANT TO THE OFFER, ALL OF THEIR TRANSFERRABLE SHARES HELD OF RECORD AND BENEFICIALLY OWNED BY SUCH PERSONS IMMEDIATELY PRIOR TO THE EXPIRATION OF THE OFFER. THE FOREGOING DOES NOT INCLUDE ANY SHARES OVER WHICH, OR WITH RESPECT TO WHICH, ANY SUCH EXECUTIVE OFFICER OR DIRECTOR ACTS IN A FIDUCIARY OR REPRESENTATIVE CAPACITY OR IS SUBJECT TO THE INSTRUCTIONS OF A THIRD PARTY WITH RESPECT TO SUCH TENDER.

THERE IS NO FINANCING CONDITION TO THE OFFER. HOWEVER, THE OFFER IS SUBJECT TO VARIOUS OTHER CONDITIONS, INCLUDING, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED IN ACCORDANCE WITH THE TERMS OF THE OFFER (AND “RECEIVED” AS DEFINED IN SECTION 251(H) OF THE DGCL) THAT NUMBER OF SHARES THAT WERE NOT PROPERLY WITHDRAWN AND THAT, WHEN ADDED TO ANY SHARES OWNED BY PARENT OR OFFEROR (EXCLUDING ANY SHARES TENDERED PURSUANT TO GUARANTEED DELIVERY PROCEDURES THAT HAVE NOT YET BEEN “RECEIVED”), REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES ISSUED AND OUTSTANDING AS OF IMMEDIATELY FOLLOWING THE EXPIRATION OF THE OFFER. A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER, INCLUDING THE CONDITIONS, IS PROVIDED HEREIN UNDER THE HEADING “SUMMARY TERM SHEET.” THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.

QUESTIONS, REQUESTS FOR ASSISTANCE AND REQUESTS FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL MAY BE DIRECTED TO THE INFORMATION AGENT AT THE ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. STOCKHOLDERS ALSO MAY CONTACT THEIR BROKERS, DEALERS, BANKS, TRUST COMPANIES OR OTHER NOMINEES FOR ASSISTANCE CONCERNING THE OFFER.

January 17, 2025

IMPORTANT

If you desire to tender all or any portion of your shares of Inari common stock in the Offer, this is what you must do:

•

If you hold your Shares directly as the registered owner (i.e., a stock certificate or book-entry stock has been issued to you), you must complete and sign the enclosed Letter of Transmittal, in accordance with the instructions provided therein, and send it with your stock certificate to Equiniti Trust Company, LLC, the depository for the Offer (the “Depository”), or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the Depository prior to the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in “The Offer—Section 3—Procedures for Tendering Shares” of this Offer to Purchase.

•

If you hold your Shares directly as the registered owner and your Shares are certificated but your stock certificate is not available or you cannot deliver it to the Depository prior to the expiration of the Offer, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), toll free, at (877) 750-8334 for assistance. See “The Offer—Section 3—Procedures for Tendering Shares” for further details.

•

If you hold your Shares in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

The Letter of Transmittal, the certificates for the Shares (or the completion of procedures for transfer of book-entry Shares) and any other required documents must reach the Depository prior to the expiration of the Offer (currently scheduled for one minute following 11:59 p.m., New York City time on February 18, 2025, unless the Offer is extended or earlier terminated), unless the procedures for guaranteed delivery described in “The Offer—Section 3—Procedures for Tendering Shares” of this Offer to Purchase are followed. Delivery of Shares will be deemed made only when actually received by the Depository.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful and a criminal offense.

* * *

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from your broker, dealer, commercial bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the SEC at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll free: (877) 750-8334

Banks and Brokers may call collect: (212) 750-5833

SUMMARY TERM SHEET

Eagle 1 Merger Sub, Inc. (“Offeror”), a wholly owned subsidiary of Stryker Corporation (“Parent”), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Inari Medical, Inc. (“Inari”), for $80.00 per Share, net to the seller in cash, without interest and subject to any applicable tax withholding (the “Offer Consideration”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”) and pursuant to the Agreement and Plan of Merger, dated as of January 6, 2025, by and among Parent and Inari, and, from and after its execution and delivery of a joinder thereto on January 7, 2025, Offeror (as may be further amended or supplemented from time to time, the “Merger Agreement”). The following are some of the questions you, as an Inari stockholder, may have, and answers to those questions. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer. You should carefully read this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer. This summary term sheet includes cross-references to other sections of this Offer to Purchase to direct you to the sections of the Offer to Purchase containing a more complete description of the topics covered in this summary term sheet. The information concerning Inari contained in this Summary Term Sheet and elsewhere in this Offer to Purchase has been provided by Inari to Parent and Offeror or has been taken from, or is based upon, publicly available documents or records of Inari on file with the SEC or other public sources at the time of the Offer. Parent and Offeror have not independently verified the accuracy and completeness of such information. Unless the context otherwise requires, the terms “you” and “your” refer to the stockholders of Inari.

Securities Sought	All of the outstanding shares of common stock, par value $0.001 per share, of Inari.

Price Offered Per Share	$80.00 per Share, net to the seller in cash, without interest and subject to any applicable tax withholding.

Scheduled Expiration of Offer	One minute following 11:59 p.m., New York City time, on February 18, 2025, unless the Offer is extended or earlier terminated as permitted by the Merger Agreement.

Offeror	Eagle 1 Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Stryker Corporation, a Michigan corporation.

Inari Board Recommendation	Inari’s board of directors (the “Inari Board”) unanimously recommended that the holders of Shares accept the Offer and tender their Shares to Offeror pursuant to the Offer.

Who is offering to buy my securities?

Offeror’s name is Eagle 1 Merger Sub, Inc. Offeror is a Delaware corporation formed for the purpose of making this tender offer for all of the outstanding shares of common stock of Inari and completing the process by which Offeror will be merged with and into Inari. Offeror is a wholly owned subsidiary of Parent, a Michigan corporation. See the “Introduction” to this Offer to Purchase and “The Offer—Section 9—Certain Information Concerning Offeror and Parent.”

What are the classes and amounts of securities is Offeror offering to purchase?

Offeror is offering to purchase all of the outstanding Shares, on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. Offeror refers to each share of Inari common stock as a “Share.” See the “Introduction” to this Offer to Purchase and “The Offer—Section 1—Terms of the Offer.”

Why is Offeror making the Offer?

Offeror is making the Offer to purchase the entire equity interest in Inari. If the Offer is consummated, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the DGCL and other applicable legal requirements, Parent intends as soon as practicable following (and on the same date as) the Offer Acceptance Time to cause Offeror to merge with and into Inari (the “Merger”), with Inari continuing as the surviving corporation and a wholly owned subsidiary of Parent.

How much is Offeror offering to pay for my securities and what is the form of payment? Will I have to pay any fees or commissions?

Offeror is offering to pay $80.00 per Share, net to the seller in cash, without interest and subject to any applicable tax withholding. If you are the record holder of your Shares (i.e., a stock certificate or book-entry stock has been issued to you) and you directly tender your Shares to Offeror in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, they may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to pay for the Shares?

Yes. Based upon Inari’s filings with the SEC and more recent information provided to Parent and Offeror by Inari, Parent and Offeror estimate that they will need approximately $5.2 billion to acquire Inari pursuant to the Offer and the Merger and to pay amounts payable in respect of outstanding Shares, compensatory options to purchase Shares (“Options”) and awards of restricted stock units representing the right to vest in and be issued Shares by Inari (“RSU Awards”), to pay related fees and expenses, and to pay all other amounts that may become due and payable as a result of the Offer and the Merger. Parent has, or will have, available to it sufficient funds necessary to satisfy all of Offeror’s payment obligations under the Merger Agreement. Parent and Offeror anticipate funding such cash requirements from a combination of sources, including (a) available cash and cash equivalents of Parent and its subsidiaries and (b) potential debt financing. The terms of any such debt financing have not yet been determined and no definitive plans or arrangements have been made to incur or repay any such debt financing.

The Offer is not conditioned upon any financing arrangements or the funding thereof. See “The Offer—Section 10—Source and Amount of Funds.”

Is Parent’s or Offeror’s financial condition relevant to my decision to tender in the Offer?

No. Parent and Offeror do not think their financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•

as described above, Offeror, through Parent and its controlled affiliates, will have sufficient funds to acquire all Shares validly tendered, and not properly withdrawn, in the Offer, and to provide funding for the Merger, which is expected to follow as soon as practicable following (and on the same date as) the Offer Acceptance Time;

•	consummation of the Offer and the Merger is not subject to any financing condition; and

•	if Offeror consummates the Offer, it expects to acquire any remaining Shares for the same cash per Share price in the Merger.

See “The Offer—Section 10—Source and Amount of Funds.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

•

there having been validly tendered and not properly withdrawn prior to the expiration of the Offer the number of Shares that, when added to any Shares owned by Parent or Offeror, represents at least a majority of the Shares issued and outstanding as of immediately following the expiration of the Offer (the condition in this bullet, the “Minimum Condition”), provided, however, that for purposes of determining whether the Minimum Condition has been satisfied, the parties will exclude Shares tendered in the Offer that have not yet been “received” by the “depository” (as such terms are defined in Section 251(h)(6) of the DGCL);

•

the waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”) applicable to the purchase of Shares pursuant to the Offer and the consummation of the Merger having expired or been terminated (such condition in this bullet, the “Regulatory Condition”); and

•

there not being any Legal Restraint in effect enjoining, prohibiting or otherwise preventing the consummation of the Offer or the Merger (such condition in this bullet, the “Absence of Legal Restraint Condition”).

The Offer is subject to other conditions in addition to those set forth above, which are described in more detail in “The Offer—Section 15—Conditions to the Offer.” See also “The Offer—Section 16—Certain Legal Matters; Regulatory Approvals; No Stockholder Approval; Appraisal Rights.” Consummation of the Offer is not conditioned on obtaining financing or the funding thereof.

Is there an agreement governing the Offer?

Yes. Parent and Inari, and, subsequently by way of executing and delivering a joinder thereto, Offeror, have entered into the Agreement and Plan of Merger, dated as of January 6, 2025. Pursuant to the Merger Agreement, the parties have agreed on, among other things, the terms and conditions of the Offer and, following the Offer Acceptance Time, the Merger of Offeror with and into Inari. If the Minimum Condition is satisfied and Offeror consummates the Offer, Offeror intends to effect the Merger without any action by the stockholders of Inari pursuant to Section 251(h) of the DGCL. See the “Introduction” to this Offer to Purchase and “The Offer—Section 13—The Transaction Documents—The Merger Agreement.”

What does the Inari Board think about the Offer?

The Inari Board unanimously:

•	determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Inari and its stockholders;

•

duly authorized and approved the execution, delivery and performance by Inari of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger;

•

resolved that the Merger Agreement and the Merger will be effected pursuant to Section 251(h) of the DGCL and that the Merger will be consummated as soon as practicable following the Offer Acceptance Time;

•	declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; and

•	recommended that the holders of Shares accept the Offer and tender their Shares to Offeror pursuant to the Offer (the recommendation in this bullet, the “Inari Board Recommendation”).

Inari will file a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC indicating the approval by the Inari Board of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Inari Board’s recommendation that the holders of Shares tender their Shares to Offeror pursuant to the Offer.

See “The Offer—Section 11—Background of the Offer; Contacts with Inari” and “The Offer—Section 13—The Transaction Documents—The Merger Agreement.”

Will a meeting of Inari stockholders be required to approve the Merger?

No. If the Offer is consummated, Offeror does not anticipate seeking the approval of Inari’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory provisions, if following consummation of a tender offer for any and all shares of a public Delaware corporation that would otherwise be entitled to vote on a merger (other than shares held by the acquiring entity and its affiliates), the stock irrevocably accepted for purchase pursuant to such offer and received by the depository prior to the expiration of such offer, plus the stock otherwise owned by the acquiror equals at least the amount of shares of each class of stock of the target corporation that would otherwise be required for the stockholders of the target corporation to adopt a merger agreement with the acquiring entity, and each share of each class or series of stock of the target corporation not irrevocably accepted for purchase in the offer is converted into the right to receive the same consideration for their stock in the merger as was payable in the tender offer, the target corporation can effect a merger without the vote of the stockholders of the target corporation. Therefore, the parties have agreed, and the Merger Agreement requires, that, subject to the conditions specified in the Merger Agreement, the Merger will be consummated as soon as practicable following (and on the same date as) the Offer Acceptance Time, without a vote of Inari stockholders, in accordance with Section 251(h) of the DGCL.

See “The Offer—Section 16—Certain Legal Matters; Regulatory Approvals; No Stockholder Approval; Appraisal Rights.”

Have any Inari stockholders agreed to tender their Shares?

No. Inari has been advised, however, that all of its directors and executive officers currently intend to tender, or cause to be tendered pursuant to the Offer, all of their transferrable Shares held of record and beneficially owned by such persons immediately prior to the expiration of the Offer. The foregoing does not include any Shares over which, or with respect to which, any such executive officer or director acts in a fiduciary capacity or is subject to the instructions of a third party with respect to such tender.

How long do I have to tender my Shares in the Offer?

You have until one minute following 11:59 p.m., New York City time, on February 18, 2025 unless the Offer is extended or earlier terminated as permitted by the Merger Agreement, to tender your Shares in the Offer.

See “The Offer—Section 1—Terms of the Offer.” If you cannot deliver everything required to make a valid tender to the Depository prior to such time, you may be able to use a guaranteed delivery procedure, which is described in “The Offer—Section 3—Procedures for Tendering Shares.” In addition, if Offeror extends the Offer as described below under “Introduction” to this Offer to Purchase, you will have additional time to tender your Shares. Please be aware that if your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, they may require advance notification before the expiration time of the Offer.

When and how will I be paid for my tendered Shares?

If the conditions to the Offer set forth in “The Offer—Section 15—Conditions to the Offer” are satisfied or waived as of the expiration of the Offer, Offeror will pay for all validly tendered and not properly withdrawn Shares promptly after (and, in any event, no later than the second business day after) the Offer Acceptance Time.

Offeror will pay for your validly tendered and not withdrawn Shares by depositing the purchase price with the Depository, which will act as your agent for the purpose of receiving payments from Offeror and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depository of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in “The Offer—Section 3—Procedures for Tendering Shares”), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents for such Shares.

Can the Offer be extended and under what circumstances?

Yes. If at the scheduled expiration time of the Offer (including following a prior extension) any Offer Condition (as defined below) has not been satisfied or waived, Offeror is required to extend the Offer for one or more consecutive periods of not more than ten business days each (or such longer period as Parent and Inari may mutually agree) until such time as such conditions have been satisfied or waived, except that if the sole then-unsatisfied Offer Condition is the Minimum Condition (and those conditions which by their nature are to be satisfied at the expiration of the Offer), Offeror will not be required to extend the Offer in such circumstances on more than three occasions, with each such extension to be for ten business days unless Inari agrees otherwise in writing. Notwithstanding the foregoing, in no circumstances will the Offeror extend the Offer such that the Offer Acceptance Time would occur beyond the End Date (as defined below). In addition, Offeror is required to extend the Offer for the minimum period required by any rule, regulation or interpretation or position of the SEC or its staff applicable to the Offer. See the section titled “Section 13—The Transaction Documents—The Merger Agreement—Extensions of the Offer.”

How will I be notified if the Offer is extended?

If Offeror extends the Offer, it will inform the Depository of that fact and will make a public announcement of the extension no later than 9:00 a.m. New York City time, on the business day after the day on which the Offer was scheduled to expire. See “The Offer—Section 1—Terms of the Offer.”

Will Offeror provide a subsequent offering period?

Offeror does not presently intend to offer a subsequent offering period and is not permitted by the Merger Agreement to do so without Inari’s consent.

How do I tender my Shares?

If you wish to accept the Offer, this is what you must do:

•

If you hold your Shares directly as the registered owner (i.e., a stock certificate or book-entry stock has been issued to you), you must complete and sign the enclosed Letter of Transmittal, in accordance with the instructions provided therein, and send it with your stock certificate to Equiniti Trust Company, LLC, the depository for the Offer (the “Depository”), or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the Depository prior to the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in “The Offer—Section 3—Procedures for Tendering Shares” of this Offer to Purchase.

•

If you hold your Shares directly as the registered owner and your Shares are certificated but your stock certificate is not available or you cannot deliver it to the Depository prior to the expiration of the Offer, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), toll free, at (877) 750-8334 for assistance. See “The Offer—Section 3—Procedures for Tendering Shares” for further details.

•

If you hold your Shares in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

In all cases, payment for tendered Shares will be made only after timely receipt by the Depository of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in “The Offer—Section 3—Procedures for Tendering Shares”) and a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See also “The Offer—Section 2—Acceptance for Payment and Payment for Shares.”

How do I tender Shares that are not represented by a certificate?

If you directly hold book-entry shares in an account with Inari’s transfer agent, Equiniti Trust Company, LLC, you should follow the instructions for book-entry transfer of your Shares as described in Section 3 of this Offer to Purchase and in the attached Letter of Transmittal. If you hold your book-entry shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your book-entry shares be tendered.

Until what time can I withdraw tendered Shares?

You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the expiration time of the Offer (as it may be extended from time to time). In addition, you can withdraw such Shares at any time after March 18, 2025, which is the 60th day after the date of the commencement of the Offer, unless such Shares have been accepted for payment pursuant to the Offer. See “The Offer—Section 4—Withdrawal Rights.”

How do I withdraw tendered Shares?

To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, which includes the required information, to the Depository while you still have the right to withdraw the Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange to withdraw the Shares. See “The Offer—Section 4—Withdrawal Rights.”

Can holders of Inari-issued Options or RSU Awards participate in the Offer?

The Offer is only for outstanding shares of common stock of Inari and not for any Inari-issued Options or RSU Awards.

•	Options – The Merger Agreement provides that each Option that is outstanding immediately prior to the effective time of the Merger (the “Merger Effective Time”), will automatically vest in full and be canceled in exchange for the right to receive, subject to any applicable withholdings, an amount in cash equal to the product of (i) the excess (if any) of the Offer Consideration over the per share exercise price of such Option, multiplied by (ii) the total number of Shares subject to such Option. Any outstanding Option that has an exercise price that equals or exceeds the Offer Consideration will be canceled for no consideration at the Merger Effective Time. See “The Offer—Section 13—The Transaction Documents—The Merger Agreement—Inari Stock Options.”

•

RSUs – The Merger Agreement provides that each RSU Award that is outstanding immediately prior to the Merger Effective Time, will automatically vest in full and be canceled in exchange for the right to receive, subject to any applicable withholdings, an amount in cash equal to the product of (i) the Offer Consideration, multiplied by (ii) the total number of Shares subject to such RSU Award, together with any accrued and unpaid dividends corresponding to such RSU Award (and with the total number of Shares subject to a performance-based RSU Award determined based on deemed achievement of maximum performance). See “The Offer—Section 13—The Transaction Documents—The Merger Agreement—Inari Restricted Stock Unit Awards.”

Will the Offer be followed by a Merger if not all of the Shares are tendered in the Offer? If the Offer is completed, will Inari continue as a public company?

If Offeror purchases at least a majority of Shares issued and outstanding as of immediately following the expiration of the Offer and the other Merger Conditions (as defined herein) are satisfied or waived, assuming certain statutory requirements are met, the parties will effect the Merger of Offeror into Inari as soon as practicable following (and on the same date as) the Offer Acceptance Time in accordance with the terms of the Merger Agreement without a vote or any further action by the stockholders of Inari pursuant to Section 251(h) of the DGCL. Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, Offeror is not required to (nor is it permitted without Inari’s consent to) accept Shares for purchase in the Offer nor will it be able to consummate the Merger.

However, if the Offer is consummated, the parties expect to complete the Merger pursuant to the applicable provisions of the DGCL, after which the Surviving Corporation will be a wholly owned subsidiary of Parent and the Shares will no longer be publicly traded. If the Merger takes place, all remaining stockholders (other than Inari, Parent, Offeror or any wholly owned subsidiary of Inari or Parent, or any stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL) will receive the price per Share paid in the Offer. See the “Introduction” to this Offer to Purchase and “The Offer—Section 16—Certain Legal Matters; Regulatory Approvals; No Stockholder Approval; Appraisal Rights—Appraisal Rights.”

If I decide not to tender, how will the Offer affect my Shares?

If the Merger takes place between Inari and Offeror, Inari stockholders not tendering their Shares in the Offer (other than Inari, Parent, Offeror or any wholly owned subsidiary of Inari or Parent, or any stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL) will receive cash in an amount equal to the Offer Consideration. If Offeror accepts and purchases Shares in the Offer, it will consummate the Merger as soon as practicable following (and on the same date as) the Offer Acceptance Time without a vote of or any further action by the stockholders of Inari, pursuant to Delaware law and subject to and in accordance with the terms and conditions of the Merger Agreement. Therefore, if the Merger takes place and you do not properly exercise your appraisal rights under Section 262 of the DGCL, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid the Offer Consideration earlier if you tender your Shares.

While the parties intend to consummate the Merger as soon as practicable following (and on the same date as) the Offer Acceptance Time, if the Merger does not take place and the Offer is consummated, there may be so few remaining stockholders and publicly traded shares that there will no longer be an active or liquid public trading market (or, possibly, any public trading market) for Shares held by stockholders other than Offeror. Offeror cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares. Also, Inari may no longer be required to make filings with the SEC or otherwise may no longer be required to comply with the SEC rules relating to publicly held companies. See “The Offer—Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations” and “The Offer—Section 13—The Transaction Documents—The Merger Agreement.”

Assuming the Minimum Condition is satisfied and Offeror purchases the tendered Shares in the Offer, no stockholder vote will be required to consummate the Merger, and Offeror does not expect there to be a significant period of time between the Offer Acceptance Time and the consummation of the Merger. See “The Offer—Section 16—Certain Legal Matters; Regulatory Approvals; No Stockholder Approval; Appraisal Rights—No Stockholder Approval.”

Are appraisal rights available in either the Offer or the Merger?

No appraisal rights are available in connection with the Offer. However, pursuant to the DGCL, if the Merger is consummated, stockholders immediately prior to the Merger Effective Time who (i) did not tender their Shares to Offeror pursuant to the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL, and (iii) do not thereafter lose their appraisal rights (whether by withdrawal, failure to perfect or otherwise), will be entitled to have their Shares appraised by the Court of Chancery of the State of Delaware in accordance with Section 262 of the DGCL and to receive a cash payment of the “fair value” of their Shares as of the effective time of the Merger as determined by the Court of Chancery of the State of Delaware. The “fair value” of such Shares as of the effective time of the Merger may be more than, less than, or equal to the Offer Consideration. See “The Offer—Section 16—Certain Legal Matters; Regulatory Approvals; No Stockholder Approval; Appraisal Rights—Appraisal Rights.”

What is the market value of my Shares as of a recent date?

On January 3, 2025, the last full trading day before the parties announced the execution of the Merger Agreement, the reported closing sale price of the Shares on the Nasdaq Stock Market (“Nasdaq”) was $49.77 per Share. On January 16, 2025, the last full trading day before the date of this Offer to Purchase, the reported closing sale price of the Shares on Nasdaq was $79.40 per Share. The Offer Consideration represents a premium of approximately 61% over the unaffected closing price per Share of the Shares on Nasdaq on January 3, 2025. Please obtain a recent quotation for the Shares before deciding whether or not to tender your Shares. See “The Offer—Section 6—Price Range of Shares; Dividends.”

What are the U.S. federal income tax consequences of exchanging my Shares pursuant to the Offer or having my Shares exchanged for cash pursuant to the Merger?

In general, your exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Accordingly, a U.S. Holder (as defined in “The Offer—Section 5—Certain U.S. Federal Income Tax Consequences”) who exchanges Shares for cash pursuant to the Offer or the Merger will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such Shares pursuant to the Offer or the Merger and the U.S. Holder’s adjusted tax basis in such Shares. A Non-U.S. Holder (as defined in “The Offer—Section 5—Certain U.S. Federal Income Tax Consequences”) who exchanges Shares for cash in the Offer or the Merger will generally not be subject to U.S. federal income tax with respect to such exchange unless such Non-U.S. Holder has certain connections with the United States. You should consult your tax advisor about the specific tax consequences to you of exchanging your Shares for cash pursuant to the Offer or the Merger in light of your particular circumstances. See “The Offer—Section 5—Certain U.S. Federal Income Tax Consequences” for a more detailed discussion of the tax consequences of the Offer and the Merger.

Who can I talk to if I have questions about the Offer?

Please call Innisfree M&A Incorporated, the Information Agent, toll free, at (877) 750-8334 for assistance. See the back cover of this Offer to Purchase.

To the Holders of Shares of Common Stock of

Inari Medical, Inc.:

INTRODUCTION

Eagle 1 Merger Sub, Inc., a Delaware corporation (“Offeror”) and a wholly owned subsidiary of Stryker Corporation, a Michigan corporation (“Parent”), is offering to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Inari Medical, Inc., a Delaware corporation (“Inari”), for $80.00 per share, net to the seller in cash, without interest and subject to any applicable tax withholding (the “Offer Consideration”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with this Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”). Unless the context requires otherwise, the terms “you” and “your” refer to stockholders of Inari.

Offeror is making the Offer pursuant to the Agreement and Plan of Merger, dated as of January 6, 2025, by and among Parent and Inari, and, from and after its execution and delivery of a joinder thereto on January 7, 2025, Offeror (as may be further amended or supplemented from time to time, the “Merger Agreement”). The Merger Agreement provides that, among other things, following the completion of the Offer and the satisfaction or waiver of certain conditions, Offeror will merge with and into Inari (the “Merger”) in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, as amended (the “DGCL”). Following the Merger, the separate corporate existence of Offeror will cease, and Inari will continue as the surviving corporation (the “Surviving Corporation”) in the Merger under the name “Inari Medical, Inc.” as a wholly owned subsidiary of Parent. At the effective time of the Merger (the “Merger Effective Time”), by virtue of the Merger and without any action on the part of the holders of any Shares, any Shares not acquired pursuant to the Offer (other than Shares (i) owned by Inari or any wholly owned subsidiary of Inari as treasury stock or otherwise, (ii) owned, directly or indirectly, immediately prior to the Merger Effective Time, by Parent or Offeror or any other wholly owned subsidiary of Parent, or (iii) owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL) will be automatically converted into the right to receive the Offer Consideration.

The Offer is being made only for outstanding Shares and is not made for any outstanding compensatory options to purchase Shares (“Options”) or awards of restricted stock units representing the right to vest in and be issued Shares by Inari (“RSU Awards”). The Merger Agreement provides that:

•

each Option that is outstanding immediately prior to the Merger Effective Time, whether vested or unvested, will at the Merger Effective Time fully vest and be canceled in exchange for the right of the holder of such Option to receive (subject to any applicable withholdings) an amount in cash equal to the product of (i) the excess (if any) of the Offer Consideration over the per share exercise price of such Option, multiplied by (ii) the total number of Shares subject to such Option. Any Option that has an exercise price that equals or exceeds the Offer Consideration will be cancelled for no consideration, and the holder of such Option will have no further rights with respect thereto;

•

each RSU Award that is outstanding immediately prior to the Merger Effective Time, whether vested or unvested, will at the Merger Effective Time fully vest and be canceled in exchange for the right of the holder of such RSU Award to receive (subject to any applicable withholdings) an amount in cash equal to the product of (i) the Offer Consideration, multiplied by (ii) the total number of Shares subject to such RSU Award, together with any accrued and unpaid dividends corresponding to such RSU Award. For purposes of the foregoing clause (ii), the total number of Shares subject to a performance-based RSU Award will be based on deemed achievement of maximum performance;

•	as soon as practicable following the date of the Merger Agreement, Inari will take all actions with respect to the Inari Amended and Restated 2020 Employee Stock Purchase Plan (the “Inari ESPP”)

that are necessary to provide that (i) with respect to the offering period under the Inari ESPP in effect as of the date of the Merger Agreement (the “ESPP Offering Period”), no individual who was not a participant in the Inari ESPP as of the date of the Merger Agreement may enroll in the Inari ESPP with respect to such ESPP Offering Period and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date of the Merger Agreement for such ESPP Offering Period, (ii) no new offering period will be commenced under the Inari ESPP prior to the Merger Effective Time, and (iii) if the applicable purchase date with respect to the ESPP Offering Period would otherwise occur on or after the date the Offeror accepts tendered Shares for payment (such time of acceptance, the “Offer Acceptance Time”), then the ESPP Offering Period will be shortened and the applicable purchase date with respect to such ESPP Offering Period will occur on the day that is five business days prior to the date on which the Offer Acceptance Time occurs. The Inari ESPP will terminate effective as of no later than five trading days prior to the Merger Effective Time, subject to the occurrence of the Merger Effective Time; and

•	Inari’s 2020 Incentive Award Plan, as amended from time to time (the “2020 Plan”) will be terminated effective as of the Merger Effective Time.

According to Inari, as of the close of business on January 15, 2025, the most recent practicable date, there were (a) 58,736,636 Shares issued and outstanding, (b) no Shares held by Inari in its treasury, (c) 991,905 Shares subject to issuance pursuant to outstanding and unexercised Options pursuant to the 2020 Plan and Inari’s 2011 Equity Incentive Plan, as amended from time to time (the “2011 Plan” and, together with the 2020 Plan and the Inari ESPP, the “Company Equity Plans”), (d) 1,622,714 Shares subject to issuance pursuant to outstanding RSU Awards pursuant to the 2020 Plan, and (e) 12,133,077 Shares reserved for future issuance pursuant to the Company Equity Plans. Assuming no additional Shares are issued prior to the expiration of the Offer, Parent and Offeror anticipate that the Minimum Condition would be satisfied if approximately 29,368,319 Shares are validly tendered and not properly withdrawn pursuant to the Offer. If the Minimum Condition is satisfied and the Offeror accepts for payment the Shares tendered pursuant to the Offer, the Merger will be effected, without a vote of Inari’s stockholders, pursuant to Section 251(h) of the DGCL. See “The Offer—Section 16—Certain Legal Matters; Regulatory Approvals; No Stockholder Approval; Appraisal Rights” and “The Offer—Section 13—The Transaction Documents.”

Under no circumstances will interest be paid on the Offer Consideration for the Shares, including by reason of any extension of the Offer or any delay in making payment for the Shares.

The Offer is conditioned upon, among other things, (i) there having been validly tendered and not properly withdrawn prior to the expiration of the Offer the number of Shares that, when added to any Shares owned by Parent or Offeror, represents at least a majority of the Shares issued and outstanding as of immediately following the expiration of the Offer, provided, however, that for purposes of determining whether the Minimum Condition has been satisfied, the parties will exclude Shares tendered in the Offer that have not yet been “received” by the “depository” (as such terms are defined in Section 251(h)(6) of the DGCL); (ii) the waiting period pursuant to the HSR Act applicable to the purchase of Shares pursuant to the Offer and the consummation of the Merger having expired or been terminated; and (iii) there not being any Legal Restraint in effect enjoining, prohibiting or otherwise preventing the consummation of the Offer or the Merger. The Offer is not conditioned upon Parent or Offeror obtaining financing or the funding thereof. These and other conditions to the Offer are described in “The Offer—Section 15—Conditions to the Offer” and “The Offer—Section 16—Certain Legal Matters; Regulatory Approvals; No Stockholder Approval; Appraisal Rights” (collectively, the “Offer Conditions” and each, an “Offer Condition”).

Offeror expressly reserves the right to waive any of the conditions to the Offer or modify the terms of the Offer in any manner not inconsistent with the Merger Agreement, except that, without the prior written consent of Inari, it will not and Parent will not permit Offeror to:

•	reduce the number of Shares subject to the Offer;

•	reduce the Offer Consideration;

•	change the form of consideration payable in the Offer;

•	waive, amend or modify the Minimum Condition, the Regulatory Condition, the Absence of Legal Restraint Condition or the Termination Condition (each, as defined herein);

•	impose conditions or requirements to the Offer other than the Offer Conditions;

•	amend, modify or supplement any Offer Condition in any manner adverse to the holders of Shares (in their capacity as such);

•	terminate, extend or otherwise amend or modify the expiration date of the Offer other than pursuant to and in accordance with the Merger Agreement;

•	otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of Shares; or

•

provide any “subsequent offering period” in accordance with Rule 14d-11 of the Securities and Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”).

Upon any determination that an Offer Condition has not been satisfied and gives rise to a right to terminate the Offer by Offeror or Parent, Offeror will promptly notify Inari’s securityholders of a decision to either terminate the Offer, or to waive the condition and proceed with the Offer.

The Merger Agreement is more fully described in “The Offer—Section 13—The Transaction Documents—The Merger Agreement” for a more detailed description of the Merger Agreement.

The Offer will expire one minute following 11:59 p.m., New York city time, on February 18, 2025, unless the Offer is extended or earlier terminated as permitted by the Merger Agreement. See “The Offer—Section 13—The Transaction Documents—The Merger Agreement—Extensions of the Offer.”

The Inari board of directors (the “Inari Board”) has unanimously (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Inari and its stockholders; (ii) duly authorized and approved the execution, delivery and performance by Inari of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (iii) resolved that the Merger Agreement and the Merger will be effected pursuant to Section 251(h) of the DGCL and that the Merger will be consummated as soon as practicable following the Offer Acceptance Time; (iv) declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; and (v) recommended that the holders of Shares accept the Offer and tender their Shares to Offeror pursuant to the Offer.

Inari will file its Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) with the United States Securities and Exchange Commission (the “SEC”) and disseminate the Schedule 14D-9 to holders of Shares, in connection with the Offer. The Schedule 14D-9 will include a more complete description of the Inari Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby and therefore Inari stockholders are encouraged to review the Schedule 14D-9 carefully and in its entirety.

Tendering stockholders who are record owners of their Shares and who tender directly to the Depository, will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the exchange of Shares for cash pursuant to the Offer. However, if the tendering stockholder does not complete and sign the Internal Revenue Service (“IRS”) Form W-9 that is included in the Letter of Transmittal (or other applicable form), such stockholder may be subject to backup withholding at the rate specified in the Internal Revenue Code of 1986, as amended (the “Code”) (currently 24%), on the gross proceeds payable to such stockholder. See “The Offer—Section 3—Procedures for Tendering Shares—Backup U.S. Federal Income Tax Withholding.” Stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if they will be charged any transaction fees or commissions. Parent will pay all charges and expenses of the Depository and Innisfree M&A Incorporated, the Information Agent incurred in connection with the Offer. See “The Offer—Section 17—Fees and Expenses.”

The parties currently intend, as soon as practicable following (and on the same date as) the Offer Acceptance Time, to consummate the Merger pursuant to the Merger Agreement without a vote of or any further action by the stockholders of Inari. Following the Merger, the directors of Offeror will be the directors of Inari.

Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger will not require a vote of Inari’s stockholders. Section 251(h) of the DGCL provides that, subject to certain statutory provisions, if following consummation of a tender offer for any and all shares of a public Delaware corporation that would otherwise be entitled to vote on a merger (other than shares held by the acquiring entity and its affiliates), the stock irrevocably accepted for purchase pursuant to such offer and received by the depository prior to the expiration of such offer, plus the stock otherwise owned by the acquiror equals at least the amount of shares of each class of stock of the target corporation that would otherwise be required for the stockholders of the target corporation to adopt a merger agreement with the acquiring entity, and each share of each class or series of stock of the target corporation not irrevocably accepted for purchase in the offer is converted into the right to receive the same consideration for their stock in the merger as was payable in the tender offer, the target corporation can effect a merger without the vote of the stockholders of the target corporation. Therefore, the parties have agreed, and the Merger Agreement requires, that, subject to the Offer Conditions, the Merger will be consummated as soon as practicable after the Offer Acceptance Time, without a vote of Inari stockholders, in accordance with Section 251(h) of the DGCL. See “The Offer—Section 16—Certain Legal Matters; Regulatory Approvals; No Stockholder Approval; Appraisal Rights.”

This Offer to Purchase does not constitute a solicitation of proxies, and Offeror is not soliciting proxies in connection with the Offer or the Merger. If the Minimum Condition is satisfied and Offeror consummates the Offer, Offeror will consummate the Merger pursuant to Section 251(h) of the DGCL without a vote of or any further action by the stockholders of Inari.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND BOTH DOCUMENTS SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE OFFER

1.	Terms of the Offer

Subject to the terms of the Offer and the Merger Agreement (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment) and the satisfaction or waiver of the Offer Conditions, Offeror will accept for payment, and thereafter pay for, all Shares validly tendered in accordance with the procedures set forth in “Section 3—Procedures for Tendering Shares” and not properly withdrawn in accordance with the procedures set forth in “Section 4—Withdrawal Rights,” on or prior to the Expiration Time (as defined below). The Offer will initially expire one minute following 11:59 p.m., New York City time, on February 18, 2025, unless the Offer is extended or earlier terminated as permitted by the Merger Agreement (such time or such subsequent time to which the expiration of the Offer is extended in accordance with the Merger Agreement, the “Expiration Time”). No “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act, will be available without the consent of Inari.

The Offer is subject to the satisfaction or waiver of the Minimum Condition and the other Offer Conditions set forth in “Section 15—Conditions to the Offer.” Offeror may terminate the Offer without purchasing any Shares if certain events described in the section titled “Section 13—The Transaction Documents—The Merger Agreement—Termination” occur. Notwithstanding any other term of the Offer or the Merger Agreement, Offeror will not be required to, and Parent will not be required to cause Offeror to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered Shares if any of the Offer Conditions has not been satisfied at the scheduled Expiration Time or if the Offer is terminated prior to the Offer Acceptance Time.

Pursuant to the terms of the Merger Agreement, if at the scheduled expiration time of the Offer (including following a prior extension) any Offer Condition has not been satisfied or waived, Offeror is required to extend the Offer for one or more consecutive periods of not more than ten business days each (or such longer period as Parent and Inari may mutually agree) until such time as such conditions have been satisfied or waived, except that if the sole then-unsatisfied Offer Condition is the Minimum Condition (and those conditions which by their nature are to be satisfied at the expiration of the Offer), Offeror will not be required to extend the Offer on more than three occasions, with each such extension to be for ten business days unless Inari agrees otherwise in writing. Notwithstanding the foregoing, in no circumstances will the Offeror extend the Offer such that the Offer Acceptance Time would occur beyond the End Date. In addition, Offeror is required to extend the Offer for the minimum period required by any rule, regulation or interpretation or position of the SEC or its staff applicable to the Offer. See the section titled “Section 13—The Transaction Documents—The Merger Agreement—Extensions of the Offer.” In the event that the Merger Agreement is terminated, Offeror will immediately, irrevocably and unconditionally terminate the Offer and neither acquire nor pay for any Shares pursuant thereto. If the Offer is terminated or withdrawn by Offeror in accordance with the terms of the Merger Agreement, Offeror will promptly return, and Parent and Offeror will cause any depository acting on behalf of Offeror to return, all tendered Shares to the registered holders thereof. If Offeror extends the period of time during which the Offer is open, is delayed in its acceptance for payment of or payment for the Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to its rights under the Offer, the Depository may retain tendered Shares on its behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in “Section 4—Withdrawal Rights.” However, Offeror’s ability to delay the payment for the Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires it to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer. In addition, tendering stockholders may withdraw tendered shares at any time after March 18, 2025, which is the 60th day after the date of the commencement of the Offer, unless such shares have been accepted for payment pursuant to the Offer.

Offeror expressly reserves the right to waive any of the conditions to the Offer or modify the terms of the Offer in any manner not inconsistent with the Merger Agreement, except that, without the prior written consent of Inari, it will not and Parent will not permit Offeror to:

•	reduce the number of Shares subject to the Offer;

•	reduce the Offer Consideration;

•	change the form of consideration payable in the Offer;

•	waive, amend or modify the Minimum Condition, the Regulatory Condition, the Absence of Legal Restraint Condition or the Termination Condition;

•	impose conditions or requirements to the Offer other than the Offer Conditions;

•	amend, modify or supplement any Offer Condition in any manner adverse to the holders of Shares (in their capacity as such);

•	terminate, extend or otherwise amend or modify the expiration date of the Offer other than pursuant to and in accordance with the Merger Agreement;

•	otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of Shares; or

•	provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act.

Upon any determination that an Offer Condition has not been satisfied and gives rise to a right to terminate the Offer by Offeror or Parent, Offeror will promptly notify Inari’s securityholders of a decision to either terminate the Offer, or to waive the condition and proceed with the Offer.

If Offeror makes a material change to the terms of the Offer or the information concerning the Offer or if Offeror waives a material Offer Condition, Offeror will extend the Offer and disseminate additional tender offer materials, in each case, to the extent required by applicable law. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the terms or information changes. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought (including, for the avoidance of doubt, a change in price or percentage of securities sought), a minimum of ten business days generally is required to allow adequate dissemination and investor response. If, on or prior to the Expiration Time, Offeror increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are acquired pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m. New York City time, on the business day after the previously scheduled Expiration Time. Without limiting the manner in which Offeror may choose to make any public announcement, Offeror intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC, although Offeror expressly disclaims any obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

As soon as practicable following (and on the same date as) the Offer Acceptance Time, the parties expect to complete the Merger without a vote of the stockholders of Inari pursuant to Section 251(h) of the DGCL and without a “subsequent offering period” (as defined in Rule 14d-1 under the Exchange Act).

Inari has provided Parent and Offeror with its stockholder list, security position listings and certain other information regarding the beneficial owners of Shares for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares

Subject to the terms of the Offer and the Merger Agreement (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment) and the satisfaction or waiver of the Offer Conditions, Offeror will accept for payment, and thereafter pay for, all Shares validly tendered in accordance with the procedures set forth in “Section 3—Procedures for Tendering Shares” and not properly withdrawn in accordance with the procedures set forth in “Section 4—Withdrawal Rights,” on or prior to the Expiration Time. For information with respect to the Offer Conditions and other approvals or other actions that Offeror is or may be required to obtain prior to the completion of the Offer, see the sections titled “Section 15—Conditions to the Offer” and “Section 16—Certain Legal Matters; Regulatory Approvals; No Stockholder Approval; Appraisal Rights.” For a description of Offeror’s rights and obligations to extend or amend the Offer, or terminate the Offer without purchasing any Shares, see the sections titled “Section 13—The Transaction Documents—The Merger Agreement—Extensions of the Offer” and “Section 13—The Transaction Documents—The Merger Agreement—Termination.”

Offeror will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depository, which will act as the tendering stockholder’s agent for the purpose of receiving payments from Offeror and transmitting such payments to such stockholder. Upon the deposit of such funds with the Depository, Offeror’s obligation to make such payment will be satisfied, and tendering stockholders must thereafter look solely to the Depository for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

In all cases, payment for Shares accepted for payment will be made only after timely receipt by the Depository of (i) certificates for such Shares (or effective affidavits of loss in lieu of thereof) or of a confirmation of a book-entry transfer of such Shares into the Depository’s account pursuant to the procedures set forth in the section titled “Section 3—Procedures for Tendering Shares,” (ii) a duly completed and validly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or in connection with a book-entry transfer, an Agent’s Message (as defined below) (or such other evidence, if any, of transfer to the Depository as the Depository may reasonably request) in lieu of a Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal or any other documents as may customarily be required by the Depository. For a description of the procedure for tendering Shares pursuant to the Offer, see the section titled “Section 3—Procedures for Tendering Shares.”

For the purposes of the Offer, Offeror will be deemed to have accepted for payment Shares validly tendered and not properly withdrawn when, as and if it gives oral or written notice of its acceptance to the Depository. Upon the terms and subject to the Offer Conditions, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate Offer Consideration with respect thereto with the Depository, which will act as agent for the tendering stockholders for purposes of receiving payments from Offeror and transmitting such payments to the tendering stockholders.

Under no circumstances will Offeror pay interest on the Offer Consideration, regardless of any extension of the Offer or any delay in making such payment.

Shares tendered by Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depository.

If Offeror does not accept for payment any Shares tendered in the Offer for any reason, or if the tendering stockholder submits certificates for more Shares than are tendered, Offeror will return certificates (or cause to be issued new certificates) representing unpurchased or untendered Shares, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depository’s account maintained at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in “Section 3—Procedures for Tendering Shares,” such Shares will be credited to an account maintained with DTC), promptly following the expiration or, termination of the Offer.

3.	Procedures for Tendering Shares

Valid Tender of Shares

Except as set forth below, in order for you to tender Shares in the Offer, the Depository must receive a Letter of Transmittal (or a manually signed facsimile thereof), duly completed and validly executed in accordance with the instructions thereto, together with any required signature guarantees, or an Agent’s Message (or such other evidence, if any, of transfer to the Depository as the Depository may reasonably request) in connection with a book-entry delivery of Shares, in lieu of a Letter of Transmittal, and such other documents as may customarily be required by the Depository, at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Time and either (i) you must deliver certificates for the Shares representing tendered Shares to the Depository or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depository must receive timely confirmation of the book-entry transfer of the Shares into the Depository’s account at DTC or (ii) you must comply with the guaranteed delivery procedures set forth below. “Agent’s Message” means a message transmitted by DTC to, and received by, the Depository and forming a part of a book-entry confirmation stating that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Offeror may enforce that agreement against the participant.

The method of delivery of Shares, including through DTC, and all other required documents, is at your election and sole risk, and delivery will be deemed made only when actually received by the Depository. If certificates for Shares are sent by mail, Offeror recommends that you use registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Time. In all cases, you should allow sufficient time to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act, (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal and (iv) when the Shares are accepted for payment by Offeror, it will acquire good and unencumbered title thereto, free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims. Offeror’s acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between you and Offeror with respect to such Shares, upon the terms and subject to the conditions to the Offer.

Direct Registration Account

If you hold your Shares in a book-entry or direct registration account maintained by Inari’s transfer agent (and not through a financial institution that is a participant in the system of DTC), in order to validly tender your Shares you must deliver the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, together with any required signature guarantees and any other required documents to the Depository at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Time.

Book-Entry Delivery

The Depository has established or will establish an account or accounts with respect to the Shares for the purposes of the Offer at DTC. Any financial institution that is a participant in DTC’s system may deliver Shares by causing DTC to transfer such Shares into the Depository’s account in accordance with DTC’s procedures. However, although delivery of Shares may be effected through book-entry transfer into the Depository’s account at DTC, either a duly completed and validly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees or an Agent’s Message (or such other evidence, if any, of transfer to the Depository as the Depository may reasonably request), in lieu of a Letter of Transmittal, and such other documents as may be customarily required by the Depository, in any case, must be received by the Depository at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Time for a valid tender of Shares by book-entry transfer or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depository.

Signature Guarantees

Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”).

Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered and such registered holder has not completed the box labeled “Special Payment Instructions,” the box labeled “Special Delivery Instructions,” or the box labeled “Wire Transfer Instructions” on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the person signing the Letter of Transmittal, or if payment is to be made to, or certificates for the Shares for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates for the Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holder or holders appear on the certificates for the Shares, with the signatures on the certificates or stock powers guaranteed by any Eligible Institution as provided in the Letter of Transmittal as described above. See Instructions 1 and 5 of the Letter of Transmittal. If certificates representing Shares are forwarded separately to the Depository, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery of the certificates.

Guaranteed Delivery

If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depository or cannot complete the procedure for delivery by book-entry transfer prior to the Expiration Time, you may nevertheless tender such Shares if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by Offeror with this Offer to Purchase is received by the Depository by the Expiration Time; and

•

the certificates for all such tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depository’s account at DTC), together with a duly completed and validly executed Letter of Transmittal (or a manually signed facsimile thereof) together with any required signature guarantees (or an Agent’s Message) (or such other evidence, if any, of transfer to the Depository as the Depository may reasonably request), and such other documents as may be customarily required by the Depository, are received by the Depository within one Nasdaq trading day after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by facsimile transmission or mailed to the Depository and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Shares tendered by Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depository.

Notwithstanding any other provision of this Offer, payment for the Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depository of (i) Share Certificates or a book-entry confirmation of a book-entry transfer of such Shares into the Depository’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) in the case of certificates for the Shares, a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, with any required signature guarantees, and any other documents required by the Letter of Transmittal, or (iii) in the case of a book-entry transfer, an Agent’s Message (or such other evidence, if any, of transfer to the Depository as the Depository may reasonably request), in lieu of a Letter of Transmittal and (iv) such other documents required by the Letter of Transmittal or such other documents as may be customarily required by the Depository. Under no circumstances will Offeror pay interest on the Offer Consideration of Shares, regardless of any extension of the Offer or any delay in making such payment.

The method of delivery of Shares, including through DTC, and all other required documents, is at the election and sole risk of the tendering stockholder, and delivery of all such documents will be deemed made only when actually received by the Depository (including, in the case of a book-entry transfer, by book-entry confirmation). If such delivery is by mail, Offeror recommends that all such documents be sent by properly insured registered mail with return receipt requested in time to be received on or prior to the Expiration Time. In all cases, you should allow sufficient time to ensure timely delivery.

Tender Constitutes Binding Agreement

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that (i) such stockholder owns the Shares being tendered, (ii) such stockholder has the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message) and (iii) when the Shares are accepted for payment by Offeror, it will acquire good and unencumbered title thereto, free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims. Offeror’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Offeror with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Backup U.S. Federal Income Tax Withholding

Under the U.S. federal income tax laws, the Depository generally will be required to withhold at the applicable backup withholding rate (currently 24%) from any payments made to U.S. persons pursuant to the Offer, unless the tendering stockholder provides the Depository with such stockholder’s correct taxpayer identification number and certifies that such stockholder is not subject to such backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal (or other applicable form) or otherwise establish an exemption from backup withholding. Tendering stockholders who are non-U.S. persons generally will not be subject to backup withholding if such stockholders certify their foreign status on the applicable IRS Form W-8. See the section titled “Section 5—Certain U.S. Federal Income Tax Consequences.”

Appointment of Proxy

By executing a Letter of Transmittal (or, in the case of a book-entry transfer, by delivery of an Agent’s Message (or such other evidence, if any, of transfer to the Depository as the Depository may reasonably request) in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints Offeror’s designees as such stockholder’s attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of such stockholder’s rights with respect to the Shares tendered and accepted for payment by Offeror (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon Offeror’s acceptance for payment of such Shares in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies and consents granted by the tendering stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, Offeror’s designees will be empowered to exercise all of such stockholder’s voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of Inari’s stockholders, by written consent or otherwise. Offeror reserves the right to require that, in order for Shares to be validly tendered, immediately upon its acceptance for payment of such Shares, it is able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

Determination of Validity

Offeror will determine, in its sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and its determination will be final and binding (subject to the right of tendering stockholders of Shares to challenge its determination in a court of competent jurisdiction). Offeror reserves the absolute right to reject any or all tenders of Shares that it determines not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of its counsel, be unlawful. Offeror also reserves the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Offeror, the Depository, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Subject to the rights of tendering stockholders of Shares to challenge Offeror’s determination under applicable law as applied by a court of competent jurisdiction, its interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4.	Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder may withdraw Shares tendered pursuant to the Offer at any time prior to the Expiration Time and, if such Shares have not yet been accepted for payment as provided herein, any time after March 18, 2025, which is 60 days after the date of the commencement of the Offer, as explained below. If Offeror extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to its rights under the Offer, the Depository may, on its behalf, retain all Shares tendered, and such Shares may not be withdrawn except to the extent that the tendering stockholder duly exercises withdrawal rights as described in this Section 4.

For the tendering stockholder’s withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depository at one of its addresses set forth on the back cover of this Offer to Purchase, and such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares to be withdrawn, if different from that of the person who tendered such Shares. If certificates representing the Shares to be withdrawn have been delivered to the Depository, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates to the Depository, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Shares. Withdrawals of tendered Shares may not be rescinded, and Shares properly withdrawn will no longer be considered validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Time by again following any of the procedures described in “Section 3—Procedures for Tendering Shares.”

Offeror will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. None of Offeror, the Depository, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction, Offeror’s determination will be final and binding. Tendering stockholders have the right to challenge Offeror’s determination with respect to their Shares.

The method for delivery of any documents related to a withdrawal is at the election and sole risk of the withdrawing stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depository. If delivery is by mail, Offeror recommends that all such documents be sent by properly insured registered mail with return receipt requested in time to be received on or prior to the Expiration Time. In all cases, sufficient time should be allowed to ensure timely delivery.

5.	Certain U.S. Federal Income Tax Consequences

The following discussion sets forth certain anticipated material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (in each case, as defined below) who exchange Shares pursuant to the Offer or the Merger. This discussion does not address any aspect of U.S. taxation other than U.S. federal income taxation, is not a complete analysis or description of all potential U.S. federal income tax consequences of the exchange of Shares pursuant to the Offer or the Merger, and does not address all tax consequences that may be relevant to a holder of Shares in light of such holder’s particular circumstances. In addition, this summary does not address the U.S. federal estate and gift, U.S. state and local, or foreign tax consequences of the Offer and the Merger, nor the effects of the Medicare contribution tax on net investment income, or the alternative minimum tax. This discussion is based upon the Code, the Treasury Regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this Offer. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. No rulings have been or will be sought from the IRS concerning the tax consequences of the Offer or the Merger. This discussion will not be binding on the IRS or any court. As such, there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer or the Merger described herein, or that any such contrary position would not be sustained.

This discussion addresses only those persons that hold their Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and assumes that the Offer and the Merger and the other transactions contemplated by the Merger Agreement will be completed in accordance with the

Merger Agreement and as further described in this Offer. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of such holder’s particular circumstances or that may be applicable to a holder that is subject to special treatment under the U.S. federal income tax laws, including:

•	a bank, insurance company or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	an entity or arrangement treated for U.S. federal income tax purposes as a partnership, an S corporation or other pass-through entity (or an investor in such an entity or arrangement);

•	a mutual fund, regulated investment company or real estate investment trust;

•	a personal holding company;

•	a dealer or broker in stocks and securities or currencies;

•	a trader in securities that elects the mark-to-market method of accounting;

•

a holder of Shares that received Shares through the exercise of an employee stock option, a restricted stock unit, through a tax qualified retirement plan or otherwise as compensation (including any restricted Shares);

•	a holder of Shares subject to special tax accounting rules as a result of any item of gross income with respect to the Shares being taken into account in an applicable financial statement;

•	a U.S. Holder (as defined below) that has a functional currency other than the U.S. dollar;

•	a “controlled foreign corporation,” “passive foreign investment company,” or corporation that accumulates earnings to avoid U.S. federal income tax;

•	a holder of Shares that holds Shares as part of a hedge, straddle, constructive sale, conversion or other risk or reduction strategy or integrated transaction;

•	a holder of Shares that exercises dissenters’ rights;

•	a retirement plan or account;

•	a cooperative;

•	a person that owns (or is deemed to own) 5% or more of the outstanding Shares;

•	an entity subject to the U.S. anti-inversion rules;

•	a holder whose Shares constitute qualified small business stock within the meaning of Section 1202 of the Code; or

•	a U.S. expatriate.

If a partnership (including an entity or arrangement, domestic or non-U.S., treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding Shares and partners therein should consult their tax advisors regarding the consequences of the Offer and the Merger.

THIS DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES. OFFEROR URGES BENEFICIAL OWNERS OF SHARES TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER OR THE MERGER IN LIGHT OF THEIR

PARTICULAR CIRCUMSTANCES, INCLUDING U.S. FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS, INCLUDING POSSIBLE CHANGES IN SUCH LAWS.

U.S. Holders

Except as otherwise set forth below, the following discussion is limited to certain U.S. federal income tax consequences relevant to U.S. Holders. For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes:

•	an individual who is (or is treated as) a citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes), organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its worldwide income from all sources; or

•

a trust if (i) (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) a valid election is in effect under applicable Treasury Regulations for such trust to be treated as a United States person.

General

The receipt by a U.S. Holder of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who sells Shares pursuant to the Offer or the Merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Shares. Gain or loss will be calculated separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction). Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such Shares is more than one year at the time of disposition. A reduced tax rate on capital gain generally will apply to long-term capital gain of non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting. In addition, all payments to which a U.S. Holder would be entitled pursuant to the Offer or the Merger will be subject to backup withholding at the statutory rate (currently 24%) unless such holder (i) is an exempt recipient (and, when required, demonstrates this fact); or (ii) provides a taxpayer identification number (a “TIN”) and certifies, under penalty of perjury, that the U.S. Holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder should complete and sign the IRS Form W-9 that is included with the Letter of Transmittal, to be returned to the Depository, in order to provide the information and certification necessary to avoid backup withholding and possible penalties. If a U.S. Holder does not provide a correct TIN, such U.S. Holder may be subject to backup withholding and penalties imposed by the IRS.

Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a U.S. Holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a U.S. Holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. U.S. Holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

Determining the actual tax consequences of the Offer or the Merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of Offeror, Parent or Inari. You are strongly urged to consult with your own tax advisors regarding the tax consequences of the Offer and the Merger to you, including the effects of U.S. federal, state and local, foreign and other tax laws.

Non-U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to a Non-U.S. Holder. The term “Non-U.S. Holder” means a beneficial owner of Shares that is not a U.S. Holder or a partnership.

General

Payments made to a Non-U.S. Holder with respect to Shares exchanged in the Offer or the Merger generally will not be subject to U.S. federal income tax, unless:

•

the gain, if any, on Shares is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), in which event (a) the Non-U.S. Holder will be subject to U.S. federal income tax as described under “U.S. Holders,” but such Non-U.S. Holder should provide an IRS Form W-8ECI instead of an IRS Form W-9, and (b) if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty); or

•

the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of sale and certain other conditions are met, in which event the Non-U.S. Holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year.

Non-U.S. Holders are urged to consult their tax advisors as to any applicable tax treaties that might provide for different rules.

Information Reporting, Backup Withholding

Information reporting and backup withholding will generally apply to payments made pursuant to the Offer or the Merger to a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Copies of applicable information returns reporting such payments and any withholding may also be made available to the tax authorities in the Non-U.S. Holder’s country in which such holder resides under the provisions of an applicable treaty or agreement. Dispositions effected through a non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. A Non-U.S. Holder must generally submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to its exempt foreign status in order to qualify as an exempt recipient. Notwithstanding the foregoing, backup withholding and information reporting may apply if either Offeror has or the Depository has actual knowledge, or reason to know, that a Non-U.S. Holder is a U.S. person.

Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a Non-U.S. Holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. Non-U.S. Holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES. HOLDERS OF SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH FOR THEIR SHARES PURSUANT TO THE OFFER OR THE MERGER UNDER ANY U.S. FEDERAL, STATE OR LOCAL, FOREIGN OR OTHER TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

6.	Price Range of Shares; Dividends

The Shares are listed and principally traded on Nasdaq under the symbol “NARI.” The following table sets forth the high and low intraday sales prices per Share on Nasdaq with respect to the periods indicated, as reported in published financial sources:

	High	Low
	($)
Fiscal Year Ended December 31, 2023
First Quarter	71.37	52.59
Second Quarter	71.55	55.43
Third Quarter	71.85	54.14
Fourth Quarter	69.40	47.81
Fiscal Year Ended December 31, 2024
First Quarter	66.35	39.90
Second Quarter	52.10	36.73
Third Quarter	59.90	40.42
Fourth Quarter	59.05	39.76
Fiscal Year Ending December 31, 2025 (through January 16, 2025)	79.69	47.25

On January 3, 2025, the last full trading day before the parties announced the execution of the Merger Agreement, the reported closing sale price of the shares on Nasdaq was $49.77 per share. On January 16, 2025, the last full trading day before the date of this Offer to Purchase, the reported closing sale price of the Shares on Nasdaq was $79.40 per share. Please obtain a recent market quotation for the Shares before deciding whether or not to tender your Shares.

Inari has never declared or paid any dividends on its Shares. The Merger Agreement provides that, from the date of the Merger Agreement until the earlier of (a) the Merger Effective Time and (b) the termination for the Merger Agreement, Inari may not authorize, declare, set aside, accrue or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Inari or its subsidiaries), except for dividends and distributions paid by subsidiaries of Inari to Inari or to any of its other subsidiaries. Accordingly, Inari is not expected to declare or pay any cash dividends during the pendency of the Merger Agreement or prior to completion of the Offer and the Merger.

7.	Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations.

Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger will not require a vote of Inari’s stockholders. The parties have agreed, and the Merger Agreement requires, that, subject to the Offer Conditions, the Merger will be consummated as soon as practicable following (and on the same date as) the Offer Acceptance Time, without a vote of Inari stockholders, in accordance with Section 251(h) of the DGCL. Immediately following the Merger, all of the outstanding shares of Inari’s common stock will be held by Parent.

Possible Effects of the Offer on the Market for the Shares

If the Offer is successful, there will be no market for the Shares because Offeror intends to consummate the Merger as soon as practicable following (and on the same date as) the Offer Acceptance Time, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.

Stock Exchange Listing

While the parties intend to consummate the Merger as soon as practicable following (and on the same date as) the Offer Acceptance Time, if the Offer is consummated but the Merger does not occur, depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on Nasdaq if, among other things, Inari no longer meets the requirements for the number of publicly held Shares, the aggregate market value of the publicly held Shares or the number of market makers for the Shares.

If Nasdaq were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or other sources. The extent, if any, of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors. Parent will seek to cause the delisting of the Shares on Nasdaq as promptly as practicable after the Merger Effective Time.

Registration under the Exchange Act

The Shares are currently registered under the Exchange Act. While the parties intend to consummate the Merger as soon as practicable following (and on the same date as) the Offer Acceptance Time, if the Offer is consummated but the Merger does not occur, the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon notice to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other securities of Inari subject to registration, would substantially reduce the information required to be furnished by Inari to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act no longer applicable to Inari, such as the short-swing profit recovery provisions of Section 16(b) thereof, the requirement to furnish a proxy statement pursuant to Section 14(a) thereof in connection with a stockholders’ meeting and the related requirement to furnish an annual report to stockholders, and the requirements of Rule 13e-3 thereof with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Inari and persons holding “restricted securities” of Inari to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for stock exchange listing. Parent intends to seek to cause the delisting of the Shares from Nasdaq and the termination of the registration of the Shares under the Exchange Act as promptly as practicable after the Merger Effective Time.

Margin Regulations

The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8.	Certain Information Concerning Inari

The information concerning Inari contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC (which may be obtained as described below under “—Additional Information”) and other public sources and is qualified in its entirety by reference thereto. None of Parent, Offeror, the Information Agent or the Depository can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by Inari to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Offeror, the Information Agent or the Depository.

The following description of Inari and its business has been taken from Inari’s Quarterly Report on Form 10-Q for the period ended September 30, 2024 (the “Inari 10-Q”), and is qualified in its entirety by reference to the Inari 10-Q and is based on information provided by Inari.

Inari builds and markets a variety of medical products, including minimally invasive, novel, catheter-based mechanical thrombectomy systems for the unique characteristics of specific disease states, including deep vein thrombosis, pulmonary embolism, chronic venous disease (including venous thromboembolism (“VTE”)), chronic limb-threatening ischemia, acute limb ischemia and dialysis access management.

Inari’s most important relationships are between its sales representatives and treating physicians, which include interventional cardiologists, interventional radiologists and vascular surgeons. Inari recruits sales representatives who have substantial and applicable medical device and/or sales experience. Its front-line sales representatives typically attend procedures, which puts Inari at the intersection of the patients and physicians. Inari has developed systems and processes to harness the information gained from these relationships and leverages this information to rapidly iterate its solutions, introduce and execute physician education and training programs and scale its sales organization. Inari markets and sells its solutions to hospitals, which are reimbursed by various third-party payors and derives substantially all of its revenue from the sale of its VTE and emerging therapy products directly to hospitals.

Inari is a Delaware corporation that was incorporated in July 2011. Its principal executive offices are located at 6001 Oak Canyon, Suite 100, Irvine, California 92618, and its telephone number is (877) 923-4747.

Additional Information

Inari is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read any such reports, statements or other information at the SEC’s Web site at http://www.sec.gov. The SEC’s website address is not intended to function as a hyperlink, and the information contained in the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it as part of the Offer to Purchase.

9.	Certain Information Concerning Offeror and Parent

Offeror is a Delaware corporation incorporated on January 7, 2025, with principal executive offices at 1941 Stryker Way, Portage, Michigan 49002. The telephone number of Offeror’s principal executive offices is (269) 385-2600. To date, Offeror has engaged in no activities other than those incidental to its formation and the Offer.

Parent is a Michigan corporation with principal executive offices at 1941 Stryker Way Portage, Michigan 49002. The telephone number of its principal executive offices is (269) 385-2600. Parent is a global leader in medical technologies and, together with its customers, Parent is driven to make healthcare better. Parent offers innovative products and services in medical and surgical, neurotechnology, orthopaedics and spine that help improve patient and healthcare outcomes. Alongside its customers around the world, Parent impacts more than 150 million patients annually. More information is available at www.stryker.com.

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Parent and Offeror and certain other information are set forth on Schedule I hereto. Neither Parent nor Offeror is an affiliate of Inari.

Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of Offeror, Parent and, to Offeror’s and Parent’s knowledge after due inquiry, the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Parent, Offeror or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Inari; (ii) none of Offeror, Parent and, to Offeror’s and Parent’s knowledge after due inquiry, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of Inari during the past 60 days; (iii) none of Offeror, Parent and, to Offeror’s and Parent’s knowledge after due inquiry, the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Inari (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Offeror, Parent, their respective subsidiaries or, to Offeror’s and Parent’s knowledge after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Inari or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; (v) during the two years before the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between Offeror, Parent, their respective subsidiaries or, to Offeror’s and Parent’s knowledge after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Inari or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; (vi) none of Offeror or Parent nor, to Offeror’s and Parent’s knowledge after due inquiry, the persons listed in Schedule I to this Offer to Purchase, has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); and (vii) none of Offeror, or Parent nor, to Offeror’s and Parent’s knowledge after due inquiry, the persons listed in Schedule I to this Offer to Purchase, has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

The parties do not believe Offeror’s financial condition or the financial condition of Parent is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) Offeror, through Parent and its controlled affiliates, will have sufficient funds to acquire all Shares validly tendered, and not properly withdrawn, in the Offer and to provide funding for the Merger, which is expected to occur as soon as practicable following (and on the same date as) the Offer Acceptance Time, (iii) consummation of the Offer and the Merger is not subject to any financing condition, and (iv) if Offeror consummates the Offer, it expects to acquire any remaining Shares for the same cash per Share price in the Merger.

Additional Information

Pursuant to Rule 14d-3 under the Exchange Act, Parent and Offeror have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Copies of the Schedule TO and the exhibits thereto, as well as other information filed by Parent and Offeror with the SEC, are available at the SEC’s web site at http://www.sec.gov.

10.	Source and Amount of Funds

Based upon Inari’s filings with the SEC and more recent information provided to Parent and Offeror by Inari, Parent and Offeror estimate that they will need approximately $5.2 billion to acquire Inari pursuant to the

Offer and the Merger and to pay amounts payable in respect of outstanding Shares, Options and RSU Awards, to pay related fees and expenses, and to pay all other amounts that may become due and payable as a result of the Offer and the Merger. Parent has, or will have, available to it sufficient funds necessary to satisfy all of Offeror’s payment obligations under the Merger Agreement. Parent and Offeror anticipate funding such cash requirements from a combination of sources, including (a) available cash and cash equivalents of Parent and its subsidiaries and (b) potential debt financing. The terms of any such debt financing have not yet been determined and no definitive plans or arrangements have been made to incur or repay any such debt financing.

The Offer is not conditioned upon any financing arrangements or the funding thereof.

11.	Background of the Offer; Contacts with Inari

Background of the Offer

The following chronology summarizes the key meetings and events between representatives of Parent and Offeror and representatives of Inari that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among representatives of Parent, Offeror and Inari. For a review of Inari’s additional key activities that led to the signing of the Merger Agreement, please refer to the section entitled “Item 4. The Solicitation or Recommendation—(i) Background of Offer and Merger” in the Schedule 14D-9.

Parent regularly evaluates and considers strategic opportunities, including investments in and acquisitions of third-party companies and technologies, and other business initiatives intended to create or enhance stockholder value. These reviews have included, at times, evaluating various potential transactions to acquire a peripheral vascular product portfolio that would be highly complementary to Parent’s existing neurovascular business, including consideration of a potential strategic transaction with Inari.

On November 26, 2024, representatives of Morgan Stanley & Co. LLC (“Morgan Stanley”), Inari’s financial advisor, contacted Parent to gauge its interest in a potential acquisition of Inari, and offered Parent the opportunity to enter into a confidentiality agreement with Inari in order to receive additional information about Inari and the opportunity to participate in a meeting with Inari’s management during the first or second week of December 2024.

On December 2, 2024, Parent entered into a confidentiality agreement with Inari (the “Confidentiality Agreement”). The Confidentiality Agreement contained customary standstill restrictions on Parent with a customary “fall-away” provision that renders the standstill inapplicable following Inari’s entry into a definitive agreement relating to, among other things, a merger of Inari or other business combination transaction between Inari and a third party.

On December 3, 2024, members of Inari’s management, including Messrs. Andrew Hykes, chief executive officer and president of Inari, and Kevin Strange, the chief financial officer of Inari, held a meeting with representatives of Parent, in which members of Inari’s management delivered a presentation regarding Inari to Parent and responded to diligence questions from Parent.

On December 6, 2024, representatives of Morgan Stanley, on behalf of Inari, requested that Parent submit an indication of interest for a potential acquisition of Inari by December 13, 2024.

On December 9, 2024, Messrs. Hykes and Andy Pierce, the Group President of MedSurg & Neurotechnology at Parent, had a telephonic meeting in which, among other things, they discussed a potential transaction, Inari’s business and other due diligence topics.

On December 13, 2024, Parent submitted a nonbinding indication of interest regarding an acquisition of Inari. Parent proposed, in its nonbinding indication of interest, to acquire Inari in an all-cash transaction for a purchase price of $70.00 per Share. The indication of interest stated that the proposed transaction would not be subject to any financing contingency.

On December 16, 2024, representatives of Morgan Stanley informed representatives of Citigroup Global Markets Inc. (“Citi”), Parent’s financial advisor, that Inari’s sale process was competitive and that Inari was inviting Parent to conduct additional due diligence with a view towards submitting a revised, improved proposal by January 3, 2025.

On December 17, 2024, Inari provided Parent and its representatives with access to a virtual data room containing due diligence information. On December 19, 2024, Inari and Parent entered into a clean team confidentiality agreement (the “Clean Team Agreement”) to govern the provision of certain sensitive due diligence information.

On December 18, 2024, representatives of Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), legal counsel to Inari, provided a draft of the merger agreement to representatives of Sidley Austin LLP (“Sidley Austin”), legal counsel to Parent. Among other things, the initial draft of the merger agreement proposed a fulsome regulatory efforts commitment under which the potential counterparty would commit to take all necessary actions to obtain antitrust clearance and a termination fee of 2.5% of aggregate consideration that would be payable by Inari in certain customary circumstances.

Between December 19, 2024 and January 2, 2025, members of Inari’s management, along with representatives of Wachtell Lipton, Morgan Stanley and certain other Inari advisors, held due diligence meetings with representatives of Parent and its advisors, which included meetings with respect to financial, commercial, intellectual property, employment and legal matters.

On December 23, 2024, representatives of Morgan Stanley sent a process email to representatives of Parent, requesting Parent submit a revised bid and draft of the merger agreement by January 3, 2025. The process email also encouraged Parent to submit a revised draft of the merger agreement before the January 3, 2025 deadline for an opportunity to receive feedback in advance of the revised bid submission.

On December 24, 2024, Inari made available certain projections regarding Inari’s financial performance for fiscal years 2025 through 2027 to Parent and its representatives for the first time.

On December 29, 2024, representatives of Wachtell Lipton provided draft disclosure schedules to the merger agreement to Sidley Austin.

On December 30, 2024, members of Inari’s management held a call with members of Parent’s management to discuss certain financial due diligence matters.

On December 30, 2024, representatives of Sidley Austin provided a revised draft of the merger agreement to representatives of Wachtell Lipton. In the revised merger agreement, Parent confirmed it could implement an acquisition via a tender offer structure, increased the termination fee payable by Inari to 3.8% of aggregate consideration, added additional circumstances in which this termination fee would be payable by Inari, reduced the regulatory efforts commitment from Parent, added an additional tender offer closing condition regarding the absence of a material adverse effect on Inari and increased the required accuracy for certain Inari representations for purposes of the tender offer closing condition.

On December 31, 2024, representatives of Wachtell Lipton had a call with representatives of Sidley Austin, in which they provided feedback on Parent’s markup of the merger agreement and encouraged them to submit a revised draft of the merger agreement with improvements on certain key terms.

On January 3, 2025, Parent submitted a revised nonbinding indication of interest to acquire Inari in an all-cash transaction, along with a revised draft of the merger agreement. Parent proposed, in its nonbinding indication of interest, to acquire Inari in an all-cash transaction for a purchase price of $77.00 per Share. The indication of interest stated that the proposed transaction would not be subject to any financing contingency. Parent’s January 3, 2025 draft of the merger agreement contained a number of improvements to its December 30, 2024 draft, including lowering the termination fee to 3.5% of aggregate consideration, removing or modifying certain situations in which the termination fee was payable by Inari, enhancing the regulatory efforts commitment from Parent, removing the stand-alone tender offer closing condition with respect to the absence of a material adverse effect on Inari and lowering the required accuracy for certain Inari representations for purposes of the tender offer closing condition. Also on January 3, 2025, representatives of Wachtell Lipton held a call with representatives of Sidley Austin to discuss certain regulatory matters.

On January 4, 2025, representatives of Morgan Stanley conveyed to Citi that, if Parent was willing to improve its offer price into the $80s per-Share range and to agree with Inari on certain terms in the merger agreement, there would likely be a path for Inari to enter into a definitive merger agreement with Parent on January 6, 2025.

Later that day, representatives of Citi subsequently responded that Parent was prepared to improve its offer price to $80.00 per Share and accommodate Inari on certain terms in the merger agreement, but that $80.00 per Share was the maximum price that Parent was willing to offer.

Representatives of Wachtell Lipton and Inari’s management continued to negotiate the terms of the merger agreement with representatives of Sidley Austin and Parent on January 4, 2025 and January 5, 2025. The parties reached agreement on most transaction terms during these negotiations, including the size of the break-up fee potentially payable by Inari in certain circumstances, the regulatory efforts commitment from Parent and conditions for the closing of the tender offer.

Throughout January 5, 2025, representatives of Wachtell Lipton and Inari’s management continued to negotiate the terms of the merger agreement with representatives of Sidley Austin and Parent, and reached alignment on certain open items, including Inari’s interim operating covenants, the parties’ representations and warranties and certain employee-related matters.

On January 6, 2025, following the finalization of the Merger Agreement, a meeting of the Inari Board and the close of financial markets, Inari and Parent executed the Merger Agreement and issued a joint press release announcing entry into the Merger Agreement.

12.	Purpose of the Offer; Plans for Inari

The purpose of the Offer and the Merger is for Parent, through Offeror, to acquire control of, and the entire equity interest in, Inari. The Offer, as the first of two steps in the acquisition of Inari, is intended to facilitate the acquisition of all of the issued and outstanding Shares. The purpose of the Merger is to acquire all issued and outstanding capital stock of Inari not acquired pursuant to the Offer or otherwise and to cause Inari to become a wholly owned subsidiary of Parent.

The parties currently intend to consummate the Merger pursuant to the Merger Agreement as soon as practicable following (and on the same date as) the Offer Acceptance Time. The directors of Offeror immediately prior to the Merger Effective Time will be the directors of Inari as the Surviving Corporation until their respective successors are duly elected and qualified or until their earlier death, incapacitation, retirement, resignation or removal. The officers of Inari immediately prior to the Merger Effective Time will be the officers of Inari as the Surviving Corporation until their respective successors are duly appointed and qualified or until their earlier death, incapacitation, retirement, resignation or removal. See “Section 13—The Transaction Documents—The Merger Agreement—The Merger.”

If you sell your Shares in the Offer, you will cease to have any equity interest in Inari or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in Inari. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of Inari.

Parent intends to conduct a comprehensive review of Inari’s business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider which changes would be desirable in light of the circumstances that exist upon completion of the Offer and the Merger. Accordingly, it is not in a position to discuss specific plans and timelines at this time. Parent and Offeror will continue to evaluate the business and operations of Inari during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of Inari’s business, operations, capitalization and management with a view to optimizing development of Inari’s potential in conjunction with Inari’s or Parent’s existing businesses. Possible changes could include changes in Inari’s business, corporate structure, certificate of incorporation, bylaws, capitalization, board of directors and management. Plans may change based on further analysis and Parent, Offeror and, after completion of the Offer and the Merger, the reconstituted board of directors of Inari, reserve the right to change their plans and intentions at any time, as deemed appropriate.

If, for any reason following completion of the Offer, the Merger is not consummated, Parent, Offeror and their affiliates reserve the right to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer, or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by them.

Except as described above or elsewhere in this Offer to Purchase and except for the transactions contemplated in the Merger Agreement, Offeror has no present plans, proposals or negotiations that relate to or would result in (i) any extraordinary transaction, such as a merger, reorganization or liquidation, involving Inari or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of Inari or any of its subsidiaries; (iii) any material change in the present dividend rate or policy, or indebtedness or capitalization of Inari; (iv) any change in the present board of directors or management of Inari, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; (v) any other material change in Inari’s corporate structure or business; (vi) any class of equity securities of Inari being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association; (vii) any class of equity securities of Inari becoming eligible for termination of registration under section 12(g)(4) of the Exchange Act; (viii) suspension of Inari’s obligation to file reports under Section 15(d) of the Exchange Act; (ix) any acquisition by any person of additional securities of Inari, or the disposition of securities of Inari; or (x) any changes in Inari’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Inari.

13.	The Transaction Documents

The Merger Agreement

The following summary description of the Merger Agreement may not contain all of the information that is important to you, and is qualified in its entirety by reference to the Merger Agreement, a copy of which Offeror has included as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. The parties encourage you to read the Merger Agreement carefully and in its entirety. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Parent, Offeror, Inari or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact, but rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by Parent’s shareholders or Inari’s stockholders. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties, covenants or descriptions were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of Parent, Offeror, Inari or their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed or may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, the representations, warranties, covenants or descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Parent and Inari publicly file. Offeror acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Offer to Purchase not misleading.

The Offer

Upon the terms and subject to the conditions set forth in the Merger Agreement, Offeror has agreed to commence a cash tender offer (as promptly as practicable, but in no event later than January 22, 2025) for all of the Shares at a purchase price of $80.00 per Share, net to the seller in cash, without interest and subject to any applicable tax withholding. Offeror’s obligation to accept for payment and pay for Shares validly tendered and not properly withdrawn pursuant to the Offer is subject to the satisfaction of the Minimum Condition, the Regulatory Condition, and the satisfaction or waiver of the other conditions set forth in “Section 15—Conditions to the Offer.” Offeror expressly reserves the right to waive any of the conditions to the Offer or modify the terms of the Offer in any manner not inconsistent with the Merger Agreement, except that, without the prior written consent of Inari, it will not and Parent will not permit Offeror to:

•	reduce the number of Shares subject to the Offer;

•	reduce the Offer Consideration;

•	change the form of consideration payable in the Offer;

•	waive, amend or modify the Minimum Condition, the Regulatory Condition, the Absence of Legal Restraint Condition or the Termination Condition;

•	impose conditions or requirements to the Offer other than the Offer Conditions;

•	amend, modify or supplement any Offer Condition in any manner adverse to the holders of Shares (in their capacity as such);

•	terminate, extend or otherwise amend or modify the expiration date of the Offer other than pursuant to and in accordance with the Merger Agreement;

•	otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of Shares; or

•	provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act.

Upon any determination that an Offer Condition has not been satisfied and gives rise to a right to terminate the Offer by Offeror or Parent, Offeror will promptly notify Inari’s securityholders of a decision to either terminate the Offer, or to waive the condition and proceed with the Offer.

Extensions of the Offer

If at the scheduled expiration time of the Offer (including following a prior extension) any Offer Condition has not been satisfied or waived, Offeror is required to extend the Offer for one or more consecutive periods of not more than ten business days each (or such longer period as Parent and Inari may mutually agree) until such time as such conditions have been satisfied or waived, except that if the sole then-unsatisfied Offer Condition is the Minimum Condition (and those conditions which by their nature are to be satisfied at the expiration of the Offer), Offeror will not be required to extend the Offer on more than three occasions, with each such extension to be for ten business days unless Inari agrees otherwise in writing. Notwithstanding the foregoing, in no circumstances will the Offeror extend the Offer such that the Offer Acceptance Time would occur beyond the End Date. In addition, Offeror is required to extend the Offer for the minimum period required by any rule, regulation or interpretation or position of the SEC or its staff applicable to the Offer. In the event that the Merger Agreement is terminated, Offeror will immediately, irrevocably and unconditionally terminate the Offer and neither acquire nor pay for any Shares pursuant thereto. If the Offer is terminated or withdrawn by Offeror in accordance with the terms of the Merger Agreement, Offeror will promptly return, and Parent and Offeror will cause any depository acting on behalf of Offeror to return, all tendered Shares to the registered holders thereof.

The Merger Agreement obligates Offeror, subject to the satisfaction or waiver of the conditions set forth in “Section 15—Conditions to the Offer,” to (i) accept for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer immediately after the expiration of the Offer (and in any event prior to 8:00 a.m., New York City time, on the first business day starting at (if the expiration time occurs on a business day) or following (if the expiration time does not occur on a business day) the expiration time of the Offer) and (ii) pay the Offer Consideration for such Shares promptly after (and, in any event, no later than the second business day after) the Offer Acceptance Time.

The Merger

As soon as practicable following (and on the same date as) the Offer Acceptance Time, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Offeror will merge with and into Inari, and Inari will survive as a wholly owned subsidiary of Parent. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares, any Shares not acquired pursuant to the Offer (other than Shares (i) owned by Inari or any wholly owned subsidiary of Inari as treasury stock or otherwise, (ii) owned, directly or indirectly, immediately prior to the Merger Effective Time, by Parent or Offeror or any other wholly owned subsidiary of Parent, or (iii) owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL) will be automatically converted into the right to receive the Offer Consideration.

The certificate of incorporation of Inari as in effect immediately prior to the Merger Effective Time will be amended and restated by virtue of the Merger at the Merger Effective Time to be identical to the certificate of incorporation included as Exhibit B to the Merger Agreement. The bylaws of Offeror as in effect immediately prior to the Merger Effective Time (but amended so that the name of the surviving corporation will be “Inari Medical, Inc.”), will be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and such bylaws. The directors of Offeror immediately prior to the Merger Effective Time will be the directors of Inari as the Surviving Corporation until their respective successors are duly elected and qualified or until their earlier death, incapacitation, retirement, resignation or removal. The officers of Inari immediately prior to the Merger Effective Time will be the officers of Inari as the Surviving Corporation until their respective successors are duly appointed and qualified or until their earlier death, incapacitation, retirement, resignation or removal.

The Merger Agreement provides the Merger will be governed by Section 251(h) of the DGCL and will be effected following the Offer Acceptance Time without a vote of Inari’s stockholders.

Inari Stock Options

The Merger Agreement provides that each Option that is outstanding immediately prior to the Merger Effective Time will, at the Merger Effective Time, automatically vest in full and be canceled and converted into the right to receive, subject to any applicable withholdings, an amount in cash equal to the product of (i) the excess (if any) of the Offer Consideration over the per share exercise price of such Option, multiplied by (ii) the total number of Shares subject to such Option. Any outstanding Option that has an exercise price that equals or exceeds the Offer Consideration will be canceled for no consideration at the Merger Effective Time.

Inari Restricted Stock Unit Awards

The Merger Agreement provides that each RSU Award that is outstanding immediately prior to the Merger Effective Time will, at the Merger Effective Time, automatically vest in full and be canceled and converted into the right to receive, subject to any applicable withholdings, an amount in cash equal to the product of (i) the Offer Consideration, multiplied by (ii) the total number of Shares subject to such RSU Award, together with any accrued and unpaid dividends corresponding to such RSU Award (with any applicable performance-based vesting conditions deemed to be achieved at maximum performance).

Inari ESPP

The Merger Agreement provides that, as soon as practicable following the date of the Merger Agreement, Inari will take all actions with respect to the Inari ESPP that are necessary to provide that (i) with respect to the ESPP Offering Period, no individual who was not a participant in the Inari ESPP as of the date of the Merger Agreement may enroll in the Inari ESPP with respect to such ESPP Offering Period and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date of the Merger Agreement for such ESPP Offering Period, (ii) no new offering period will be commenced under the Inari ESPP prior to the Merger Effective Time, and (iii) if the applicable purchase date with respect to the ESPP Offering Period would otherwise occur on or after the Offer Acceptance Time, then the ESPP Offering Period will be shortened and the applicable purchase date with respect to such ESPP Offering Period will occur on the day that is five business days prior to the date on which the Offer Acceptance Time occurs. The Inari ESPP will terminate effective as of no later than five trading days prior to the Merger Effective Time, subject to the occurrence of the Merger Effective Time.

Representations and Warranties

In the Merger Agreement, Inari has made customary representations and warranties to Parent and Offeror that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or a confidential disclosure letter that Inari delivered to Parent and Offeror in connection with the execution and delivery of the Merger Agreement (the “Inari Disclosure Letter”). These representations and warranties relate to, among other things: (i) qualification, organization, subsidiaries; (ii) capitalization; (iii) corporate authority, binding nature of the Merger Agreement; (iv) consents; (v) non-contravention; (vi) reports, financial statements; (vii) absence of changes; (viii) legal proceedings, orders; (ix) title to assets; (x) real property; (xi) intellectual property, data protection; (xii) material contracts; (xiii) liabilities; (xiv) compliance with laws; (xv) governmental authorizations; (xvi) regulatory matters; (xvii) tax matters; (xviii) employee and labor matters, benefit plans; (xix) environmental matters; (xx) insurance; (xxi) takeover statutes, absence of rights agreement; (xxii) fairness opinion; (xxiii) financial advisors’ fees; and (xxiv) information provided in certain Offer documents. In the Merger Agreement, Parent and Offeror have made customary representations and warranties to Inari that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things: (i) qualification, organization, subsidiaries; (ii) corporate authority relative to the Merger Agreement, absence of violations; (iii) legal proceedings, orders; (iv) information provided in certain Offer documents; (v) capitalization of Offeror; (vi) sufficiency of funds; (vii) finders or brokers; (viii) ownership of common stock; and (ix) solvency.

The representations and warranties will not survive the consummation of the Merger.

Operating Covenants

Pursuant to the Merger Agreement, from the date of the Merger Agreement until the earlier of the Merger Effective Time or the termination of the Merger Agreement in accordance with its terms (the “Termination Date”), except (i) as required by applicable law, any governmental entity of competent jurisdiction or the rules or regulations of Nasdaq, (ii) as consented to in writing by Parent, which consent will not be unreasonably withheld, delayed or conditioned, (iii) as expressly required or permitted by the Merger Agreement or (iv) as set forth in the Inari Disclosure Letter, Inari has agreed to use, and to cause its subsidiaries to use, commercially reasonable efforts to (A) conduct its business in all material respects in the ordinary course of business consistent with past practice, (B) preserve intact its present business organization, (C) keep available the services of its present officers and key employees (other than for cause) and (D) preserve the present relationships and goodwill with customers, suppliers, manufacturers, resellers, licensors, licensees, distributors, governmental entities, joint venture partners and others having business dealings with Inari and its subsidiaries.

In addition, during the same period, except as (i) required by applicable law, any governmental entity of competent jurisdiction or the rules or regulations of Nasdaq, (ii) as consented to in writing by Parent, which consent will not be unreasonably withheld, delayed or conditioned, (iii) as expressly required or permitted by the Merger Agreement or (iv) as set forth in the Inari Disclosure Letter, Inari has agreed not to (and not to permit its subsidiaries to), subject to certain exceptions:

•

authorize, declare, set aside, accrue or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Inari or its subsidiaries), except for dividends and distributions paid by Inari’s subsidiaries to Inari or to any of its other subsidiaries;

•

directly or indirectly purchase, redeem or otherwise acquire any shares of Inari’s capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of Shares from a holder of a Company Equity Award (as defined in the Merger Agreement) in connection with the satisfaction of withholding obligations or the payment of any exercise price in accordance with the terms of the Company Equity Awards;

•

split, combine or reclassify any of Inari’s capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of Inari’s capital stock;

•

except as required by the terms of any Company Benefit Plan (as defined in the Merger Agreement) existing as of the date of the Merger Agreement, (A) establish, adopt or materially amend any material Company Benefit Plan (or any arrangement that would be a material Company Benefit Plan), (B) materially increase the compensation or other benefits payable or provided to members of the Inari Board or Inari’s employees at the level of “director” or higher, (C) enter into any change of control agreement with any members of the Inari Board or Inari’s employees at the level of “director” or higher, (D) grant any Company Equity Awards or (E) hire, promote or terminate any employee, other than in the ordinary course of business;

•

adopt any amendments to Inari’s certificate of incorporation or bylaws or any comparable organizational documents of any of Inari’s subsidiaries (including by merger, consolidation or otherwise) or adopt a shareholders’ rights plan, or enter into any agreement with respect to the voting of its share capital, equity interests, or other ownership or voting interests;

•

issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of Inari’s capital stock or other ownership interests in any subsidiaries or joint ventures of Inari or any securities convertible into, exercisable for or exchangeable for any such shares or ownership interests, other than (A) issuances of Shares in respect of any exercise or settlement of Company Equity Awards outstanding on the date of the Merger Agreement or as may be granted after the date of the Merger Agreement as permitted under the Merger Agreement and in accordance with the terms of the Company Equity Awards as in effect as of the date of the Merger

Agreement or upon grant, as applicable, (B) sales or issuances of Shares pursuant to the Inari ESPP in accordance with its terms as in effect as of the date of the Merger Agreement or the terms of the Merger Agreement, (C) any such transactions among Inari and its direct or indirect wholly owned subsidiaries or among Inari’s direct or indirect wholly owned subsidiaries, and (D) with respect to pledges or encumbrances, that solely involve the imposition of Permitted Liens (as defined in the Merger Agreement);

•

(A) acquire any equity interest in any individual, corporation, partnership, limited liability company, association, trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization (each, a “Person”) (other than any direct or indirect wholly owned subsidiary of Inari) or any division, businesses or equity securities thereof (including by merger, consolidation or otherwise) or all or a material portion of the assets, business or properties of any Person (other than any direct or indirect wholly owned subsidiary of Inari), except (I) for any such acquisitions for cash consideration that does not exceed $5,000,000 in the aggregate, (II) purchases of components, raw materials or supplies, in each case with respect to this clause (II), in the ordinary course of business, or (III) certain capital expenditures disclosed in the Inari Disclosure Letter or otherwise permissible under the Merger Agreement, (B) make any loans, advances or capital contributions to, or investments in, any other Person in excess of $500,000 in the aggregate, other than (I) to or in any direct or indirect wholly owned subsidiary of Inari, (II) to employees, consultants or independent contractors in the ordinary course of business, or (III) in connection with transactions permitted pursuant to the foregoing clause (A) or certain capital expenditures disclosed in the Inari Disclosure Letter or otherwise permissible under the Merger Agreement; or (C) acquire, directly or indirectly, any real property or interest therein;

•

except for transactions among Inari and its direct or indirect wholly owned subsidiaries or among Inari’s direct or indirect wholly owned subsidiaries, in each case, in the ordinary course of business, sell, lease, exclusively license, transfer, abandon, subject to any Lien (as defined in the Merger Agreement) (other than Permitted Liens) or otherwise dispose of any of its material assets, or disclose any of its material trade secrets (other than pursuant to customary confidentiality arrangements), other than (A) sales or other dispositions of inventory and excess, expired or obsolete properties or assets in the ordinary course of business, (B) other sales or other dispositions of properties or assets having a fair market value of less than $500,000 in the aggregate or (C) as may be required by any governmental entity in order to permit or facilitate the consummation of the transactions contemplated by the Merger Agreement in compliance therewith;

•

(A) incur, assume, guarantee, or become liable or responsible (whether directly, indirectly, contingently or otherwise) for any indebtedness for borrowed money, other than (I) any such indebtedness among Inari and its direct or indirect wholly owned subsidiaries or among Inari’s direct or indirect wholly owned subsidiaries, (II) guarantees or credit support provided by Inari or any of its direct or indirect wholly owned subsidiaries for indebtedness of Inari or any of its direct or indirect wholly owned subsidiaries, to the extent such indebtedness is (x) in existence on the date of the Merger Agreement or (y) incurred in compliance with the Merger Agreement or the Inari Disclosure Letter, and (III) indebtedness not to exceed $1,000,000 individually and $5,000,000 in aggregate principal amount outstanding at any time incurred by Inari or any of its subsidiaries other than in accordance with clauses (I) and (II), (B) issue or sell any debt securities of Inari or any of its subsidiaries, including options, warrants, calls or similar rights, in each case, to acquire any debt securities of Inari or any of its subsidiaries, or (C) enter into any “keep well” or similar agreement to maintain any financial condition of another Person (other than Inari or a direct or indirect wholly owned subsidiary of Inari);

•

enter into, modify, amend, renew, extend, terminate or waive any rights under any Material Contract (as defined in the Merger Agreement), or under any contract that would have been a Material Contract had it been entered into prior to the date of the Merger Agreement, except for entry, amendments, renewals, extensions, terminations or waivers (A) as contemplated by the Merger Agreement with respect to certain loan repayments, (B) in the case of certain intellectual property contracts, in the reasonable business judgment of Inari, and (C) in the case of certain marketing, sale, licensing or distribution contracts and certain contracts for the purchase, sale or lease of goods or services, materials, supplies or equipment, in the ordinary course of business consistent with past practice; provided, however, that the foregoing exceptions will not apply to the extent such entry into, modification, amendment, termination or waiver of such contract requires or provides for consent, acceleration, termination or any other material right for the benefit of a third party or material adverse consequence to Inari that is, in each case, triggered in whole or in part by any of the transactions contemplated by the Merger Agreement;

•

settle, pay or discharge any legal proceeding, other than (A) any legal proceeding relating to taxes or (B) any legal proceeding that results solely in a monetary obligation involving only the payment of monies (without the admission of wrongdoing) by Inari and its subsidiaries of not more than $1,000,000 individually and $3,000,000 in the aggregate (net of insurance or indemnification proceeds received);

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Inari or any of its subsidiaries;

•

other than in the ordinary course of business, (A) make, change or revoke any material tax election, (B) make any material change to any material method of tax accounting, (C) amend any material tax return, or (D) settle or compromise any legal proceeding in respect of material taxes for an amount materially in excess of the amount accrued or reserved with respect thereto on the financial statements of Inari and its subsidiaries, in each case, if such action would reasonably be expected to result in a material increase in the tax liability of Inari and its subsidiaries, taken as a whole;

•

make any change in material accounting methods, principles or practices, except as may be required (A) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (B) by law, including Regulation S-X promulgated under the Securities Act, in each case, as agreed to by Inari’s independent public accountants;

•

enter into any new line of business or enter into any agreement, arrangement or commitment that would limit or otherwise restrict Inari or its affiliates, including following the Merger Effective Time, Parent and its affiliates, from engaging or competing in any line of business or in any geographic area or otherwise enter into any agreements, arrangements or commitments imposing material restrictions on their assets, operations or business (taken as a whole);

•

incur any capital expenditure, except for (A) those contemplated by the capital expenditure budget for the relevant fiscal year as set forth in the Inari Disclosure Letter and (B) any unbudgeted capital expenditure in an amount not to exceed in any year 115% of the aggregate amount indicated in such capital expenditure budget;

•	adopt, enter into, establish, terminate, amend or modify any collective bargaining agreement;

•

abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any authorizations, approvals, clearances, consents, licenses, permits, certificates, exemptions, or registrations of Inari that were issued or otherwise granted by any regulatory authority in a manner that would materially impair the operation of the business of Inari and its subsidiaries (taken as a whole); or

•	agree, in writing or otherwise, to take any of the foregoing actions.

No Solicitation

Except as expressly permitted by the Merger Agreement, until the earlier of the Merger Effective Time and the Termination Date, Inari has agreed that it will not, and will cause its subsidiaries and its and their respective directors and officers not to, and will instruct its other Representatives (as defined below) not to, directly or indirectly:

•

solicit, initiate or knowingly facilitate or encourage the making or submission of any inquiry, proposal, offer or indication of interest that constitutes, or would reasonably be expected to lead to, or result in, an Alternative Proposal (as defined below);

•

participate in any discussions or negotiations regarding an Alternative Proposal or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to, or result in, an Alternative Proposal with, or furnish any nonpublic information in connection with an Alternative Proposal to, any Person (or any of its Representatives in their capacity of Representatives of such Person) that has made or, to the knowledge of Inari, is considering making an Alternative Proposal or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to, or result in, an Alternative Proposal;

•

enter into any binding or non-binding letter of intent, memorandum of understandings, agreement in principle, acquisition agreement, merger agreement or other similar agreement providing for an Alternative Proposal (except for certain customary confidentiality agreements permitted under the Merger Agreement); or

•	publicly announce an intention or interest to take, any of the foregoing actions;

provided, that Inari or the Inari Board is permitted to grant a waiver of any standstill agreement with any Person to permit such Person to make an Alternative Proposal to the Inari Board if the Inari Board determines in good faith, after consultation with Inari’s outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the Inari Board’s fiduciary duties under applicable law.

Inari has agreed that it will, and will cause its subsidiaries and Representatives to, cease immediately and cause to be terminated any and all existing discussions or negotiations with any Person and its Representatives conducted prior to the date of the Merger Agreement with respect to any Alternative Proposal or inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to an Alternative Proposal and will promptly (and in any event within one business day after the date of the Merger Agreement) terminate access by any such Person and its Representatives to any physical or electronic data room relating to any such discussions or negotiations and promptly (and in any event within five business days after the date of the Merger Agreement) request the return or destruction of all non-public information furnished by Inari or on its behalf to any such Person or its Representatives pursuant to any confidentiality agreements entered in the past 18 months with any such Persons.

Notwithstanding the above, if prior to the Offer Acceptance Time, Inari receives a written Alternative Proposal that did not result from a material breach of the Merger Agreement and the Inari Board determines in good faith after consultation with Inari’s financial advisor and outside legal counsel that (i) such Alternative Proposal constitutes a Superior Proposal (as defined below) or (ii) such Alternative Proposal would reasonably be expected to lead to, or result in, a Superior Proposal (a “Qualifying Proposal”), Inari may take the following actions during the time prior to the Offer Acceptance Time: (A) furnish information (including non-public information) to the third party making such Alternative Proposal after such third party has executed a confidentiality agreement with Inari meeting the requirements stipulated in the Merger Agreement; provided that any non-public information concerning Inari or any subsidiary of Inari provided to such third party must, to the extent not previously provided to Offeror or Parent, be provided or made available to Offeror or Parent prior to or substantially concurrently with it being provided to such third party, and (B) engage in or otherwise participate in discussions or negotiations with such third party with respect to the Qualifying Proposal.

Inari will promptly (and in any event within 36 hours) (i) notify Parent in writing if any inquiries, indications of interest, proposals or offers providing for or that would reasonably be expected to lead to, or result in, an Alternative Proposal are received by Inari or any of its Representatives from any Person or group (other than Parent and its affiliates) and (ii) disclose to Parent the material terms and conditions of any such Alternative Proposal (or inquiry, proposal, offer or indication of interest), including the identity of the Person or Persons making such Alternative Proposal, or any such inquiry, proposal, offer, or indication of interest. Inari will keep Parent reasonably informed on a reasonably prompt basis (and in any event within 36 hours) of all material terms and conditions of, and all material developments relating to, such Alternative Proposal (or inquiry, proposal, offer or indication of interest). Inari will promptly (and in any event within 36 hours) provide Parent summaries of any material terms and conditions conveyed orally between Inari and the Person or Persons making such Alternative Proposal relating to such Alternative Proposal (or inquiry, proposal, offer or indication of interest) and copies of any draft agreements, commitment letters (subject to certain customary redactions) or written proposals relating to such inquiry, proposal, offer, indication of interest or Alternative Proposal delivered between Inari and the Person or Persons making such Alternative Proposal. Inari will not enter into any agreement with any Person that prohibits Inari from providing the information to Parent described above.

Nothing in the Merger Agreement prevents Inari or the Inari Board or any committee thereof from (i) complying with its disclosure obligations under applicable law (including Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act) or rules and policies of Nasdaq, (ii) issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (iii) making any disclosure to its stockholders if the Inari Board determines in good faith, after consultation with Inari’s outside legal counsel, that the failure of the Inari Board to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; provided that (A) no such disclosure described in clause (ii) will in and of itself, be considered a Change of Recommendation (as defined below) and (B) in no event will Inari be permitted to make any disclosure that constitutes a Change of Recommendation unless it and the Inari Board have complied with the terms of the Merger Agreement.

“Alternative Proposal” means any proposal, offer or indication of interest made by any Person or group of Persons (other than Parent, Offeror or their respective controlled affiliates), and whether involving a transaction or series of related transactions, for, or that would result in, (i) a merger, reorganization, dissolution, liquidation, share exchange, consolidation, business combination, recapitalization or similar transaction involving Inari or any subsidiary of Inari, in each case, as a result of which the stockholders of Inari immediately prior to such transaction would cease to own at least 80% of the total voting power of Inari or the surviving entity (or any direct or indirect parent company thereof), as applicable, immediately following such transaction, (ii) the acquisition by any Person or group of Persons (other than Parent, Offeror or their respective controlled affiliates), whether by sale, lease, exclusive license, exchange, transfer, acquisition, disposition or otherwise, of assets accounting for more than 20% of the net revenues, net income or total assets of Inari and its subsidiaries, in each case, on a consolidated basis, or (iii) the acquisition by any Person or group of Persons (other than Parent, Offeror or their respective affiliates) of more than 20% of the total voting power of Inari.

“Intervening Event” means any material event, change, occurrence or development that is unknown and not reasonably foreseeable to the Inari Board as of the date of the Merger Agreement or, if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable to the Inari Board as of the date of the Merger Agreement; provided that none of the following will be deemed to constitute an Intervening Event or taken into account in determining whether an Intervening Event has occurred: (i) the receipt, existence or terms of an Alternative Proposal or any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to an Alternative Proposal or (ii) any change in and of itself in the stock price of the common stock of Inari (provided that the underlying causes thereof may be taken into account).

“Superior Proposal” means a written Alternative Proposal that did not result from a material breach of Section 5.4(a) of the Merger Agreement, made after the date of the Merger Agreement, substituting in the definition thereof “50%” for “20%” and for “80%” in each place each such phrase appears, that the Inari Board determines in good faith, after consultation with Inari’s financial advisor and outside legal counsel, taking into account all relevant circumstances, including the timing, likelihood of consummation, financial, legal, regulatory and other aspects of such Alternative Proposal and any revisions to the Merger Agreement made or offered in writing by Parent prior to the time of such determination, to be more favorable to Inari’s stockholders from a financial point of view than the transactions contemplated by the Merger Agreement.

“Representatives” means officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives.

Inari Board Recommendation

Inari has represented to Parent and Offeror in the Merger Agreement that the Inari Board has unanimously:

•	determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Inari and its stockholders;

•

duly authorized and approved the execution, delivery and performance by Inari of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger;

•

resolved that the Merger Agreement and the Merger will be effected pursuant to Section 251(h) of the DGCL and that the Merger will be consummated as soon as practicable following the Offer Acceptance Time;

•	declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; and

•	recommended that the holders of Shares accept the Offer and tender their Shares to Offeror pursuant to the Offer.

Except as expressly permitted by the Merger Agreement, the Inari Board, including any committee thereof, has agreed not to (i) withdraw or withhold the Inari Board Recommendation or qualify or modify in a manner adverse to Parent, the Inari Board Recommendation (or resolve or publicly propose to do so); (ii) fail to include the Inari Board Recommendation in the Schedule 14D-9 when filed with the SEC or disseminated to the holders of Shares; (iii) (A) if any Alternative Proposal has been publicly disclosed, fail to publicly recommend against such Alternative Proposal within ten business days after a request from Parent to do so, or (B) if any tender offer or exchange offer for the outstanding Shares is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Parent or an affiliate of Parent), fail to recommend, within ten business days after such commencement, against acceptance of such tender offer or exchange offer by Inari’s stockholders; (iv) approve, adopt, recommend or declare advisable any Alternative Proposal or publicly propose to approve, adopt, recommend or declare advisable any Alternative Proposal; or (v) approve, adopt, recommend or declare advisable or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (except for certain customary confidentiality agreements permitted under the Merger Agreement) with respect to any Alternative Proposal (any such action set forth in the foregoing clauses (i) through (v), a “Change of Recommendation”).

Match Rights

Prior to the Offer Acceptance Time, the Inari Board may, in response to a Superior Proposal, (x) make a Change of Recommendation or (y) cause Inari to terminate the Merger Agreement to accept such Superior Proposal; provided, that the Inari Board will not be entitled to make such a Change of Recommendation or cause any such termination of the Merger Agreement unless (A) Inari has given Parent at least four business days’ written notice (a “Superior Proposal Notice”) advising Parent of its intention to make such a Change of Recommendation or terminate the Merger Agreement, which Superior Proposal Notice must include a description of the material terms and conditions of the Superior Proposal that is the basis for the proposed action of the Inari Board, the identity of the Person or Persons making the Superior Proposal and unredacted copies of all proposed definitive agreements to be entered into in connection with such Superior Proposal and all commitment letters (subject to certain customary redactions) related thereto, if any, (B) Inari has (and has caused its Representatives to have) negotiated in good faith with Parent and its Representatives (to the extent Parent wishes to negotiate) to enable Parent to make such amendments to the terms of the Merger Agreement as would result in such Alternative Proposal ceasing to be a Superior Proposal or as would permit the Inari Board not to effect a Change of Recommendation or terminate the Merger Agreement in connection with such Alternative Proposal, and (C) at the end of the four-business day period following the delivery of such Superior Proposal Notice (the “Superior Proposal Notice Period”), after taking into account any commitments made by Parent in writing to amend the terms of the Merger Agreement during the Superior Proposal Notice Period, the Inari Board, after consultation with Inari’s financial advisor and outside legal counsel, concludes that the Superior Proposal giving rise to the Superior Proposal Notice continues to constitute a Superior Proposal if such amendments were to be given effect and that the failure to either effect a Change of Recommendation or terminate the Merger Agreement and enter into a definitive agreement with respect to such Superior Proposal would be reasonably likely to be inconsistent with the Inari Board’s fiduciary duties under applicable law; provided that any change or modifications to the financial terms or other material changes or modifications to the terms of the Superior Proposal will require an additional notice to Parent and commence a new notice period pursuant to clauses (A), (B) and (C) of this paragraph of two business days after the time that Parent receives such additional notice.

Prior to the Offer Acceptance Time, the Inari Board may also, in response to an Intervening Event, make a Change of Recommendation, if the Inari Board determines in good faith, after consultation with Inari’s outside legal counsel, that the failure of the Inari Board to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; provided that the Inari Board will not be entitled to make such a Change of Recommendation unless (i) Inari has given Parent at least four business days’ written notice (an “Intervening Event Notice”) advising Parent of its intention to make such a Change of Recommendation, which Intervening Event Notice must include a reasonably detailed description of the applicable Intervening Event and Inari must have (and must have caused its Representatives to have) negotiated in good faith with Parent and its Representatives (to the extent Parent wishes to negotiate) to enable Parent to make such amendments to the terms of the Merger Agreement as would permit the Inari Board not to effect a Change of Recommendation in connection with such Intervening Event and (ii) at the end of the four-business day period following the delivery of such Intervening Event Notice (the “Intervening Event Notice Period”), after taking into account any commitments made by Parent in writing to amend the terms of the Merger Agreement during the Intervening Event Notice Period, the Inari Board determines in good faith, after consultation with Inari’s outside legal counsel, that the failure of the Inari Board to make such Change of Recommendation would continue to be reasonably likely to be inconsistent with its fiduciary duties under applicable law if such amendments were to be given effect, provided that any material change to the events, changes, occurrences or developments constituting the Intervening Event that was previously the subject of such Intervening Event Notice under the Merger Agreement will require an additional notice to Parent and commence a new notice period pursuant to clauses (i) and (ii) of this paragraph of two business days after the time that Parent receives such additional notice.

Regulatory Undertakings

See “Section 16—Certain Legal Matters; Regulatory Approvals; No Stockholder Approval; Appraisal Rights—Regulatory Undertakings.”

Access to Information

Subject to compliance with applicable laws and the applicable provisions of the Merger Agreement, prior to the earlier of the Merger Effective Time and the Termination Date, Inari has agreed to afford Parent and its Representatives reasonable access, solely for reasonable business purposes or purposes reasonably related to consummating the Offer and/or the Merger and carrying out post-Merger integration or post-Merger planning, during normal business hours, upon reasonable advance notice, to Inari’s and its subsidiaries’ properties, contracts, commitments, tax returns, personnel, work papers, books and records, other than any such matters that relate to the negotiation and execution of the Merger Agreement, including with respect to the consideration or valuation of the Offer or the Merger or any financial or strategic alternatives thereto, or that relate to any Alternative Proposal or Superior Proposal. However, Inari is not required to afford such access (i) if such access would, in Inari’s good-faith discretion, (x) jeopardize any attorney-client or other legal privilege or trade secret protection or (y) contravene any applicable law, fiduciary duty or binding agreement; or (ii) to such information that relates to the minutes of the meetings of the Inari Board or its committees where the Inari Board or any applicable committee discussed the transactions contemplated by the Merger Agreement or any financial or strategic alternatives thereto, subject to Inari’s obligation to use commercially reasonable efforts to make appropriate substitute arrangements to permit disclosure to the maximum extent legally permissible that would not violate such attorney-client or other legal privilege or trade secret protection or contravene any applicable law, fiduciary duty or binding agreement. Inari is also not required to provide any access or make any disclosure to the extent such access or information is reasonably pertinent to a litigation where Inari or any of its affiliates, on the one hand, and Parent, Offeror or any of their respective affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties.

Director and Officer Indemnification and Insurance

The Merger Agreement provides that, for a period of six years after the Merger Effective Time, Parent and the Surviving Corporation will, to the fullest extent permitted under applicable law, indemnify and hold harmless and provide advancement of expenses to all past and present directors and officers of Inari or any of its subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership or joint venture at the request of or for the benefit of Inari or its subsidiaries (each, together with such Person’s heirs, executors or administrators, and successors and assigns, an “Indemnified Person”) against any costs or expenses, judgments, fines, losses, claims, damages, obligations, costs, liabilities and amounts paid in settlement actually and reasonably incurred by such Person in connection with any actual or threatened legal proceeding arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or prior to the Merger Effective Time (including acts or omissions in connection with such Persons serving as an officer, director, employee or other fiduciary in any entity if such service was at the request or for the benefit of Inari or its subsidiaries).

In addition, Parent and Offeror have agreed that all rights to exculpation, indemnification and advancement of expenses existing in favor of Indemnified Persons as of the date of the Merger Agreement as provided in their respective articles or certificates of incorporation, bylaws or other organizational documents or in any indemnification agreement will survive the Merger and continue at and after the Merger Effective Time in full force and effect. For a period of six years after the Merger Effective Time, Parent and Offeror have agreed to maintain in effect the exculpation, indemnification and advancement of expenses provisions of Inari’s and any of its subsidiaries’ articles or certificates of incorporation, bylaws or other organizational documents as in effect immediately prior to the Merger Effective Time or in any indemnification agreements of Inari or its subsidiaries with any Indemnified Persons as in effect immediately prior to the Merger Effective Time, and not to amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Persons. However, all rights to indemnification in respect of any legal proceeding pending or asserted or any claim made within such period are required to continue until the final disposition of such legal proceeding or resolution of such claims, even if beyond such six year period.

The Merger Agreement also provides that, for a period of six years from and after the Merger Effective Time, Parent and the Surviving Corporation will either cause to be maintained in effect the current directors’ and officers’ insurance policy maintained by or for the benefit of Inari and its subsidiaries and their respective current and former directors and officers or provide a substitute policy for Inari and its subsidiaries and their respective current and former directors and officers who are currently covered by Inari’s directors’ and officers’ insurance policy, in either case, in an amount not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ insurance policy currently maintained by or for the benefit of Inari and its subsidiaries and their respective current and former directors and officers with respect to claims arising from facts or events that occurred at or before the Merger Effective Time, except that in no event will Parent or the Surviving Corporation be required to pay with respect to such insurance policies more than 300% of the aggregate annual premium most recently paid by Inari and its subsidiaries (the “Maximum Amount”). In lieu of such insurance, prior to the Merger Effective Time, Inari may, and if requested by Parent, Inari will (subject to the occurrence of the Merger Effective Time), purchase a six-year prepaid “tail” directors’ and officers’ insurance policy for Inari and its subsidiaries and their respective current and former directors and officers who are currently covered by the directors’ and officers’ insurance policy currently maintained by or for the benefit of Inari and its subsidiaries, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ insurance policy currently maintained by or for the benefit of Inari and its subsidiaries with respect to claims arising from facts or events that occurred at or before the Merger Effective Time; provided, however, that in no event may the cost of any such tail policy exceed the Maximum Amount.

Notice of Certain Events

Pursuant to the Merger Agreement, from the date of the Merger Agreement until the Merger Effective Time, each of Inari and Parent will, as promptly as reasonably practicable, notify the other, (i) upon becoming aware that any representation or warranty made by it in the Merger Agreement has become untrue or inaccurate in any material respect, or of any failure of such Person to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement, in each case, that would individually or in the aggregate, reasonably be expected to lead to the failure of any of the Offer Conditions or the Merger Conditions (as defined below); and (ii) to the extent Inari or Parent has Knowledge (as defined in the Merger Agreement), as the case may be, of any written communication from any Person alleging that the consent of such Person is or may be required in connection with the Offer or the Merger, if the subject matter of such communication or the failure of such party to obtain such consent would be material to the consummation of the Offer or Merger.

Employee Matters

Pursuant to the Merger Agreement, for a period of 12 months following the Merger Effective Time (the “Benefits Continuation Period”), Parent will cause the following to be provided to each individual who is an employee of Inari and its subsidiaries (each, a “Company Employee”) while employed with the Parent and its subsidiaries during the Benefits Continuation Period: (i) base salary or wage rates and target short-term cash incentive opportunities that are no less favorable in the aggregate than were provided to the Company Employee immediately prior to the Merger Effective Time (provided, however, that each Company Employee’s base salary or wage rate will not be reduced during the Benefits Continuation Period); (ii) target equity incentive opportunities that are no less favorable than those provided by Parent and its subsidiaries to their similarly-situated employees; and (iii) employee benefits that are no less favorable than those provided to similarly-situated employees of Parent and its subsidiaries (provided, however, that Parent will cause the Company Employees to transfer onto the employee benefits platform of Parent and its subsidiaries as soon as administratively practicable following the closing of the Merger, and prior to such transfer, the Company Employees will continue to receive employee benefits that are no less favorable than those provided to them immediately prior to the Merger Effective Time). Without limiting the generality of the immediately preceding sentence, Parent will cause each Company Employee whose employment terminates during the Benefits Continuation Period (other than Company Employees who have severance rights pursuant to an individual agreement or other contractual arrangement) to receive severance benefits equal to the severance benefits provided to similarly-situated employees of Parent and its subsidiaries under the severance arrangements of

Parent and its subsidiaries; provided that severance benefits will be determined without taking into account any reduction after the Merger Effective Time in compensation or benefits paid to such Company Employee.

In addition, the Merger Agreement provides that each Company Employee will, for all purposes under the employee benefit plans of Parent and its subsidiaries providing benefits to any Company Employees after the Merger Effective Time (the “New Plans”), but not for purposes of benefit accruals under any defined benefit pension plan, receive credit for his or her years of service with Inari and it subsidiaries and their respective predecessors prior to the Merger Effective Time, to the same extent as such employees were entitled to credit for such service prior to the Merger Effective Time under the Company Benefit Plans (as defined in the Merger Agreement) in which the employee participated or was eligible to participate immediately prior to such time (except to the extent such service crediting would result in a duplication of benefits). In addition, Parent will cause (i) each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans that provide health or welfare benefits to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the Merger Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, all pre-existing condition exclusions and actively at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of Inari and its subsidiaries in which such employee participated immediately prior to the Merger Effective Time, and any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

The Merger Agreement further provides that, from and after the Merger Effective Time, Inari will, and Parent will cause Inari to, honor all Company Benefit Plans in accordance with their terms immediately prior to such time, and additionally that Parent acknowledges that a change in control (or similar phrase) within the meaning of the Company Benefit Plans will occur at or prior to the Merger Effective Time, if applicable.

Additionally, the Merger Agreement provides that unless otherwise instructed by Parent not later than ten business days prior to the Merger Effective Time, Inari will, no later than one business day prior to the Merger Effective Time, execute resolutions effecting the termination of any plan sponsored or maintained by Inari or any of its subsidiaries that contains a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (the “Terminated 401(k) Plans”), subject to the occurrence of the Merger Effective Time. Under the terms of the Merger Agreement, individuals who participated in the Terminated 401(k) Plans will be eligible to participate in a plan sponsored or maintained by Parent or its subsidiaries that contains a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (the “Parent 401(k) Plan”) as soon as administratively practicable following the Merger Effective Time on terms no less favorable than those applicable to similarly-situated employees of Parent and its subsidiaries, and Parent will cause to be taken any actions required to permit participants in the Terminated 401(k) Plans to make rollover contributions from these plans to the Parent 401(k) Plan in an amount up to the full account balance distributed to such individual from the Terminated 401(k) Plans.

Lastly, the Merger Agreement provides that a cash-based retention program will be established for the benefit of eligible Company Employees, which program will be designed and administered in accordance with certain terms agreed upon by the parties.

Approval of Compensation Arrangements

Prior to the Merger Effective Time, Inari will take any actions as are necessary to approve and effectuate the treatment of the Options, RSU Awards, and Company Equity Plans described in the Merger Agreement, including making any determinations or adopting any resolutions necessary to effect such treatment.

Prior to the Offer Acceptance Time, Inari (acting through the Inari Board and its compensation committee) has agreed to take all such steps as may be required to cause to be exempt under Rule 14d-10(d) under the Exchange Act any employment compensation, severance or other employee benefit arrangement that has been, or after the date of the Merger Agreement will be, entered into by Inari or any of its subsidiaries with current or future directors, officers or employees of Inari or any of its subsidiaries and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

In addition, prior to the Acceptance Time, Inari has agreed to take such steps as may be reasonably necessary or advisable to cause dispositions or cancelations of Inari equity securities (including derivative securities) pursuant to the transactions contemplated by the Merger Agreement by each individual who is a director or officer of Inari to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Stockholder Litigation

Prior to the earlier of the Merger Effective Time or the termination of the Merger Agreement, Inari will control (and give Parent notice as soon as reasonably practicable of, and the right to participate in) the defense of any litigation brought or threatened by stockholders of Inari against Inari or its directors relating to the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement; provided, however, that Inari has agreed to keep Parent reasonably informed regarding any such litigation or threatened litigation, give Parent the right to review and comment on all material filings or responses to be made by Inari in connection with any such litigation or threatened litigation, and the right to consult on the settlement, release, waiver or compromise of any such litigation or threatened litigation, and Inari has agreed to take such comments and consultation into account in good faith, and Inari has also agreed that no such settlement, release, waiver or compromise of such litigation or threatened litigation will be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Conditions to the Offer

See “Section 15—Conditions to the Offer.”

Conditions to the Merger

The obligations of each party to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

•

No law by any governmental entity of competent jurisdiction (a “Legal Restraint”) that enjoins, prohibits or otherwise prevents the consummation of the Merger has been enacted, promulgated, issued or entered and continue to be in effect; and

•	Offeror has irrevocably accepted for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer (this bullet and the one above, together, the “Merger Conditions”).

Termination

The Merger Agreement may be terminated, and the Offer and the Merger may be abandoned, at any time prior to the Offer Acceptance Time by mutual written consent of Parent and Inari.

The Merger Agreement may also be terminated:

•	by either Parent or Inari:

(a)

if the Offer Acceptance Time has not occurred on or before July 7, 2025 (provided that if as of such date all of the Offer Conditions have been satisfied or waived (other than (i) those conditions that by their nature cannot be satisfied until the expiration of the Offer, but provided that such conditions (other than the Minimum Condition) are then capable of being satisfied if the expiration of the Offer were to take place at such time, and (ii) the Regulatory Condition or the Absence of Legal Restraint Condition (only to the extent the applicable Legal Restraint relates to an antitrust law or foreign investment law)), then such date will automatically be extended to October 6, 2025), or such other date as may be agreed in writing between Parent and Inari (such applicable date, the “End Date”); provided that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party (A) whose failure to perform any agreements or covenants under the Merger Agreement has been the principal cause of, or resulted in, the failure of the Offer Acceptance Time to occur on or before such date or (B) during the pendency of any litigation brought by the other party to enforce the provisions of the Merger Agreement to cause the other party to effect the closing of the Merger (any such termination, an “End Date Termination”);

(b)

if any governmental entity has issued a Legal Restraint that prohibits the consummation of the Offer or the Merger and such Legal Restraint has become final and nonappealable; provided, however, that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party whose failure to perform its efforts obligations described in Section 5.6 of the Merger Agreement (as described in “The Offer—Section 16—Certain Legal Matters; Regulatory Approvals; No Stockholder Approval; Appraisal Rights” in more detail) has been the principal cause of, or resulted in, such Legal Restraint; or

(c)

if, at the expiration of the Offer, any of the Offer Conditions has not been satisfied or validly waived by Parent and Parent is not required to, and does not otherwise, extend the Offer; provided that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party whose failure to perform any agreements or covenants under the Merger Agreement has been the principal cause of, or resulted in, the failure of such conditions to be satisfied at such expiration of the Offer (any such termination, an “Offer Expiration Termination”); and

•	by Inari:

(a)

if (x) Parent or Offeror has breached or there is any inaccuracy in any of their representations or warranties contained in the Merger Agreement, which breach or inaccuracy, would, or would reasonably be expected to, have a Parent Material Adverse Effect (as defined in the Merger Agreement) or (y) Parent or Offeror has not complied with or performed in all material respects each covenant and obligation that Parent or Offeror is required to comply with or perform at or prior to the expiration of the Offer, and, in each case, which cannot be cured by the End Date or, if curable, is not cured within 20 business days following Inari’s delivery of written notice to Parent stating Inari’s intention to terminate the Merger Agreement and the basis for such termination (any such termination, a “Termination for Parent Breach”); provided that Inari may not terminate the Merger Agreement pursuant to this provision if Inari is then in breach of any representation, warranty, covenant or agreement of Inari set forth in the Merger Agreement such that Parent has the right to terminate the Merger Agreement pursuant to a Termination for Inari Breach (as defined below);

(b)

to enter into a definitive written agreement for a Superior Proposal, provided that (i) Inari has complied in all material respects with the provisions described in the sections above entitled “No Solicitation” and “Match Rights” in respect of such Superior Proposal and (ii) Inari has paid, or concurrently with the termination of the Merger Agreement pays, the Inari Termination Fee (as defined below) (such termination, a “Superior Proposal Termination”); or

(c)

if Offeror (i) has failed to commence the Offer by January 22, 2025 without the prior written consent of Inari, (ii) has terminated the Offer prior to its expiration date, other than in accordance with the Merger Agreement, (iii) has failed to accept all Shares validly tendered (and not validly withdrawn) as of the expiration of the Offer immediately after the expiration of the Offer; or

(iv) has failed to purchase all Shares validly tendered (and not validly withdrawn) pursuant to the Offer promptly following the Offer Acceptance Time; and

•	by Parent:

(a)

if Inari has breached or there is any inaccuracy in any of its representations or warranties contained in the Merger Agreement, or has breached or failed to perform any of its covenants or other agreements contained in the Merger Agreement, which breach, inaccuracy or failure to perform (i) would give rise to the failure of an Offer Condition described in clause (iv) or (v) of the section below entitled “The Offer—Section 15—Conditions to the Offer” with respect to Inari’s representations and warranties and covenants to be satisfied and (ii) cannot be cured by the End Date or, if curable, is not cured with 20 business days following Parent’s delivery of written notice to Inari stating Parent’s intention to terminate the Merger Agreement and the basis for such termination (any such termination, a “Termination for Inari Breach”); provided that Parent may not terminate the Merger Agreement pursuant to this provision if either Parent or Offeror is then in breach of any representation, warranty, covenant or agreement of Parent or Offeror set forth in the Merger Agreement such that Inari has the right to terminate the Merger Agreement pursuant to a Termination for Parent Breach; or

(b)	if a Change of Recommendation has occurred (such termination, a “Change of Recommendation Termination”).

In the event of the termination of the Merger Agreement in accordance with its terms, the Merger Agreement will be of no further force or effect (except for certain customary obligations, obligations related to termination and the payment obligations described under the sections below entitled “Inari Termination Fee” and “Section 17—Fees and Expenses”), without any liability or obligation on the part of Parent or Offeror, on the one hand, or Inari, on the other hand, except that the termination of the Merger Agreement will not relieve or release any party from any liability arising out of fraud or out of its willful and material breach of the Merger Agreement.

Inari Termination Fee

Inari has agreed to pay Parent a termination fee of $163,000,000 in cash (the “Inari Termination Fee”) in the event that:

•	the Merger Agreement is terminated by Inari pursuant to a Superior Proposal Termination;

•	the Merger Agreement is terminated by Parent pursuant to a Change of Recommendation Termination; or

•

(A) after the date of the Merger Agreement, an Alternative Proposal (substituting 50% for the 20% and the 80% thresholds set forth in the definition of “Alternative Proposal”) is (x) solely in the case of a Termination for Inari Breach, delivered or made known to the Inari Board or executive management of Inari prior to, and not withdrawn prior to, the time of the termination of the Merger Agreement or (y) publicly proposed or publicly disclosed prior to, and not withdrawn publicly prior to, the time of the termination of the Merger Agreement, (B) thereafter the Merger Agreement is terminated by either Parent or Inari pursuant to an End Date Termination or an Offer Expiration Termination, but only, in the case of an Offer Expiration Termination, if all of the Offer Conditions are satisfied or have been waived (other than the Minimum Condition and such other conditions which by their nature are to be satisfied at the expiration of the Offer (which such other conditions would be capable of being satisfied or capable of being waived by Parent were the expiration of the Offer to occur at such time)), or by Parent pursuant to a Termination for Inari Breach as a result of a willful and material breach by Inari of any agreement or covenant of Inari in the Merger Agreement and (C) concurrently with or within 12 months after such termination, Inari consummates any Alternative Proposal (substituting 50% for the 20% and the 80% thresholds set forth in the definition of “Alternative Proposal”) or enters into a definitive agreement with respect to any Alternative Proposal (substituting 50% for the 20% and the 80% thresholds set forth in the definition of “Alternative Proposal”) that is subsequently consummated (whether during or after the expiration of such 12-month period).

In the event that the Merger Agreement is validly terminated under circumstances where the Inari Termination Fee is due and payable and Parent or its designee has received full payment of the Inari Termination Fee, (x) none of the Company Related Parties (as defined below) will have any further liability with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement to Parent, Offeror or their respective affiliates or Representatives, and (y) the payment of the Inari Termination Fee will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Offeror, any of their respective affiliates or Representatives or any other person in connection with the Merger Agreement (and the termination thereof), the transactions contemplated by the Merger Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Offeror, any of their respective former, current or future officers, directors, employees, partners, stockholders, optionholders, managers, members, other Representatives or affiliates (collectively, “Parent Related Parties”) or any other person will be entitled to bring or maintain any claim, action or proceeding against Inari or any of its affiliates arising out of or in connection with the Merger Agreement, any of the transactions contemplated by the Merger Agreement or any matters forming the basis for such termination. Parent’s right to receive the Inari Termination Fee and, if applicable, any related costs of collection will be the sole and exclusive remedy of the Parent Related Parties against Inari and its subsidiaries and any of their respective former, current or future officers, directors, employees, partners, stockholders, optionholders, managers, members, other Representatives or affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the transactions contemplated by the Merger Agreement to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise, and upon payment of the Inari Termination Fee and, if applicable, the related costs of collection, none of the Company Related Parties will have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement. The foregoing does not, however, limit the rights of Parent or Offeror in the case of a willful and material breach of the Merger Agreement or fraud.

The Confidentiality Agreements

Parent and Inari entered into a confidentiality agreement, dated as of December 2, 2024. Under the terms of the Confidentiality Agreement, Inari and Parent agreed that, subject to certain exceptions including the ability to make disclosures required by applicable law in compliance with the terms of the Confidentiality Agreement, any confidential information Inari may make available to Parent and its representatives will not be disclosed or used for any purpose other than for evaluating, proposing, conducting due diligence with respect to, implementing, negotiating, structuring or, if a definitive agreement is entered into between Parent and Inari, consummating a potential negotiated acquisition of Inari by Parent. The Confidentiality Agreement includes: (i) a 12-month standstill provision and a customary fall-away provision upon the entry into a definitive agreement providing for certain acquisition transactions involving Inari; and (ii) an 18-month customary employee non-solicitation and non-hire provision with respect to Inari employees with the title of vice president or higher, subject to customary exceptions.

Parent and Inari also entered into a clean team confidentiality agreement, dated as of December 19, 2024 (the “Clean Team Agreement”). Under the Clean Team Agreement, Parent and Inari agreed to supplement the Confidentiality Agreement with certain additional procedures and limitations in order to protect Inari’s competitively-sensitive information.

The Confidentiality Agreement expires in accordance with its terms on December 2, 2026, and pursuant to Section 5.3(b) of the Merger Agreement, Parent, Offeror and Inari have agreed that the terms of the Confidentiality Agreement and Clean Team Agreement will continue in full force and effect until the date on which the closing of the Merger occurs, or in the event the Merger Agreement is terminated prior to the closing of the Merger, in accordance with their respective terms. The foregoing summary of the Confidentiality

Agreement, the Clean Team Agreement and Section 5.3(b) of the Merger Agreement is qualified in its entirety by reference to the full text of the Confidentiality Agreement and Clean Team Agreement, which are filed as Exhibit (d)(3) and Exhibit (d)(4) to the Schedule TO, respectively, and incorporated herein by reference, and the full text of Section 5.3(b) of the Merger Agreement, which is filed as Exhibit (e)(1) to the Schedule TO and incorporated herein by reference.

14.	Dividends and Distributions

As discussed in “Section 13—The Transaction Documents—The Merger Agreement—Operating Covenants,” pursuant to the Merger Agreement, from the date of the Merger Agreement until the earlier of the Merger Effective Time and the Termination Date, except (i) as required by applicable law, any governmental entity of competent jurisdiction or the rules or regulations of Nasdaq, (ii) as consented to in writing by Parent (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as expressly required or permitted by the Merger Agreement, or (iv) as set forth in the Inari Disclosure Letter, Inari has agreed not to, and not to permit any of its subsidiaries to:

•

authorize, declare, set aside, accrue or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Inari or its subsidiaries), except for dividends and distributions paid by Inari’s subsidiaries to Inari or to any of its other subsidiaries;

•

directly or indirectly, purchase, redeem or otherwise acquire any shares of Inari’s capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of Shares from a holder of a Company Equity Award in connection with the satisfaction of withholding obligations or the payment of any exercise price in accordance with the terms of the Company Equity Awards; or

•

split, combine or reclassify any of Inari’s capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of Inari’s capital stock.

15.	Conditions to the Offer

Notwithstanding any other term of the Offer or the Merger Agreement, Offeror will not be required to, and Parent will not be required to cause Offeror to, accept for payment or, subject to any applicable rules and regulations of the SEC, pay for any Shares tendered pursuant to the Offer if the following conditions have not been satisfied as of immediately prior to the expiration of the Offer:

(i)

there have been validly tendered and not properly withdrawn prior to the expiration of the Offer the number of Shares that, when added to any Shares owned by Parent or Offeror, represents at least a majority of the Shares issued and outstanding as of immediately following the expiration of the Offer, provided, however, that for purposes of determining whether the Minimum Condition has been satisfied, the parties will exclude Shares tendered in the Offer that have not yet been “received” by the “depository” (as such terms are defined in Section 251(h)(6) of the DGCL);

(ii)	the waiting period pursuant to the HSR Act applicable to the purchase of Shares pursuant to the Offer and the consummation of the Merger has expired or been terminated;

(iii)	there is not any Legal Restraint in effect enjoining, prohibiting or otherwise preventing the consummation of the Offer or the Merger;

(iv)

(A) the representations and warranties of Inari set forth in Section 3.7(c) (Absence of Changes) of the Merger Agreement are true and correct in all respects, both when made and at and as of the expiration of the Offer, as if made at and as of the expiration of the Offer; (B) the representations and warranties of Inari set forth in Section 3.1(a) (Qualification, Organization, Subsidiaries), Section 3.3 (Corporate Authority; Binding Nature of the Merger Agreement), Section 3.5(a)(i) (Non-Contravention), Section 3.21 (Takeover Statutes; No Rights Agreement), Section 3.22 (Fairness Opinion) and

Section 3.23 (Financial Advisors’ Fees) of the Merger Agreement, if qualified by materiality or Company Material Adverse Effect (as defined below) are true and correct in all respects and if not qualified by materiality or Company Material Adverse Effect are true and correct in all material respects, both when made and at and as of the expiration of the Offer, as if made at and as of the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such date); (C) the representations and warranties of Inari set forth in Section 3.2(a), (b) and (c) (Capitalization) of the Merger Agreement (in each case, other than with respect to the equity, securities or capitalization of Inari’s subsidiaries) are true and correct in all respects, other than for de minimis inaccuracies, both when made and at and as of the expiration of the Offer, as if made at and as of the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such date); and (D) the other representations and warranties of Inari set forth in Article 3 of the Merger Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) are true and correct both when made and at and as of the expiration of the Offer, as if made at and as of the expiration of the Offer (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (D) where the failure of such representations and warranties to be so true and correct would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(v)

Inari has performed or complied in all material respects with each of the obligations and covenants required by the Merger Agreement to be performed or complied with by Inari prior to the expiration of the Offer;

(vi)

Parent has received from Inari a certificate, dated as of the date covering the time that is immediately prior to the expiration of the Offer and signed by an executive officer of Inari, certifying to the effect that the Offer Conditions set forth in clauses (iv) and (v) immediately above have been satisfied as of immediately prior to the expiration of the Offer; and

(vii)	the Merger Agreement has not been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions are for the sole benefit of Parent and Offeror and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Offeror in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Condition, the Regulatory Condition, the Absence of Legal Restraint Condition and the Termination Condition). Upon any determination that an Offer Condition has not been satisfied and gives rise to a right to terminate the Offer by Offeror or Parent, Offeror will promptly notify Inari’s securityholders of a decision to either terminate the Offer, or to waive the condition and proceed with the Offer.

“Company Material Adverse Effect” means an event, change, condition, occurrence, development, circumstance or effect that has a material adverse effect on the business, results of operations or financial condition of Inari and its subsidiaries, taken as a whole. However, the Merger Agreement specifies that no event, change, condition, occurrence, development, circumstance or effect to the extent arising or resulting from any of the following will be deemed in and of itself, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether such event, change, condition, occurrence, development, circumstance or effect has, or would reasonably be expected to have, a Company Material Adverse Effect:

(a) any change in the market price or trading volume of Inari’s common stock (provided, however, that the underlying cause of such change in price or trading volume, to the extent not otherwise expressly excluded by this definition, may be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect);

(b) the negotiation, execution, announcement, consummation, existence or pendency of the Merger Agreement or the terms of the Merger Agreement (including the identity of Parent or Offeror) or the announcement, pendency or consummation of the transactions contemplated by the Merger Agreement, including the impact thereof on the relationships, contractual or otherwise, of Inari with employees, financing sources, customers, suppliers, partners, governmental entities or other business relationships; provided, however, that this clause (b) will not apply to the representations and warranties in Section 3.4 (Consents), Section 3.5 (Non-Contravention), Section 3.18(g)(i) or Section 3.18(g)(ii) (Employee and Labor Matters; Benefit Plans) of the Merger Agreement (or the related Offer Condition described in clause (iv) of the Offer Conditions listed above);

(c) the general conditions in the industries in which Inari and its subsidiaries operate or in the economy generally or other general business, financial or market conditions, including domestic, foreign or global political, economic, regulatory, financial or capital markets conditions (including interest rates, inflation rate, exchange rates, tariffs, trade wars and credit markets);

(d) any act of civil unrest, civil disobedience, protests, public demonstrations, insurrection, terrorism, war, cybercrime, cyberterrorism, military activity, sabotage, data breach, national or international calamity or any other similar event, including an outbreak or escalation of hostilities involving the United States or any other governmental entity or the declaration by the United States or any other governmental entity of a national emergency or war, or any worsening of any such conditions threatened or existing on the date of the Merger Agreement;

(e) any natural or manmade disasters, epidemics, pandemics or disease outbreaks or any acts of God;

(f) the failure of Inari to meet internal or analysts’ expectations or projections, forecasts, guidance, estimates or budgets (provided, however, that the underlying causes thereof, to the extent not otherwise expressly excluded by this definition, may be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect);

(g) any legal proceeding brought by an Inari stockholder (in its capacity as such) or by Parent or Offeror, in each case, in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement;

(h) any action taken by Inari at the express written direction of Parent or any action required or expressly permitted to be taken by Parent, Offeror or Inari pursuant to the terms of the Merger Agreement, or the failure of Inari to take any action that Inari is prohibited by the terms of the Merger Agreement from taking or which Inari did not take on account of withheld consent from Parent (if Inari has timely requested a consent or waiver from Parent);

(i) any breach by Parent or Offeror of the Merger Agreement;

(j) any change in, or any compliance with or action required to be taken to comply with, any applicable law or United States generally accepted accounting principles or any other applicable accounting principles or standards (or interpretations of any applicable law or United States generally accepted accounting principles or any other applicable accounting principles or standards); and

(k) certain other specified matters.

The Merger Agreement further provides that any event, change, condition, occurrence or development, circumstance or effect set forth in clauses (c), (d), (e) or (j) above, to the extent such event, change, condition, occurrence or development, circumstance or effect is not otherwise expressly excluded from the above definition, and then to the extent that the business, results of operations or financial condition of Inari and its subsidiaries, taken as a whole, are disproportionately adversely impacted relative to other persons engaged in the same industry, then the incremental disproportionate adverse effect of such event, change, condition, occurrence, development, circumstance or effect will be taken into account for the purpose of determining whether such event, change, condition, occurrence, development, circumstance or effect has, or would be reasonably expected to have, a Company Material Adverse Effect.

16.	Certain Legal Matters; Regulatory Approvals; No Stockholder Approval; Appraisal Rights

Regulatory Matters

General

Based on Parent’s and Offeror’s examination of publicly available information filed by Inari with the SEC and other publicly available information concerning Inari, Parent and Offeror are not aware of any governmental license or regulatory permit that appears to be material to Inari’s business that might be adversely affected by Offeror’s acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for Parent’s or Offeror’s acquisition or ownership of Shares pursuant to the Offer. Subject to the terms of the Merger Agreement, should any such approval or other action be required or desirable, Parent and Offeror currently contemplate that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. However, except as described below under “U.S. Antitrust,” there is no current intent to delay the acquisition of Shares tendered pursuant to the Offer pending the outcome of any such matter and any ability to extend the expiration of the Offer is subject to the terms of the Merger Agreement (as described in Section 13, under the caption “The Merger Agreement – Extensions of the Offer”). There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to Inari’s or Parent’s business or certain parts of Inari’s or Parent’s business might not have to be disposed of, subject to the terms and conditions of the Merger Agreement.

State Takeover Statutes

As a Delaware corporation, Inari is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” Inari has represented to Parent and Offeror in the Merger Agreement that, assuming certain representations and warranties made by Offeror and Parent are true and correct, it has taken all action necessary to render the restrictions on business combination of Section 203 of the DGCL inapplicable to the Merger Agreement as it relates to the Offer, the Merger, or any of the other transactions contemplated thereby.

In addition to Section 203 of the DGCL, a number of other states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Inari conducts business in a number of states throughout the United States, some of which may have enacted such laws. Except as described herein, Parent and Offeror do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and have not attempted to comply with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, Parent and Offeror believe that there are reasonable bases for contesting the application of such laws.

If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation becomes applicable to the transactions contemplated by the Merger Agreement (including the Offer and the Merger), each of Inari, Parent and Offeror and the members of their respective boards of directors have agreed to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by the Merger Agreement. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Parent and Offeror may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Parent and Offeror may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Offeror may not be obligated to accept for payment or pay for any tendered Shares. See “Section 15—Conditions to the Offer.”

U.S. Antitrust

Under the HSR Act and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless Premerger Notification and Report Forms have been filed with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer and the Merger is subject to such requirements.

Each of Parent and Inari filed all required Notification and Report Forms pursuant to the HSR Act with respect to the Offer, the Merger, and the other transactions contemplated by the Merger Agreement with the Antitrust Division and the FTC on January 17, 2025. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on February 3, 2025, which is the first business day following the 15 calendar day waiting period that commenced the day Parent made such filing. The waiting period may be extended if the reviewing agency issues a request for additional information and documentary material. If such a request is issued, the waiting period will be extended until 11:59 p.m., New York City time, 10 calendar days after Parent’s substantial compliance with such request (provided that such 10-calendar day waiting period cannot expire on a weekend or U.S. federal holiday and would expire on the following business day). Thereafter, the Offer, the Merger, and the other transactions contemplated by the Merger Agreement may only be delayed (including by withdrawing and refiling such filing under the HSR Act) by an agreement of Parent, Inari, Offeror and the Antitrust Division or the FTC or enjoined by a court order, as applicable.

Other Antitrust Approvals

Except as described above, Parent and Offeror are not currently aware of any antitrust or merger control statutes or regulations of foreign countries that would require the filing of information with, or the obtaining of the approval of, antitrust or competition authorities therein with respect to the purchase of Shares pursuant to the Offer or the Merger.

Regulatory Review

The Antitrust Division and the FTC frequently scrutinize the legality of transactions such as the Offer or the Merger under applicable antitrust and competition laws. At any time before or after the consummation of any such transactions, these authorities could take such actions as they deem necessary or desirable, including seeking to enjoin the purchase of Shares pursuant to the Offer or the Merger, divestiture of the Shares so acquired or divestiture of Parent’s or Inari’s assets. In some cases, private parties may also bring legal action under the antitrust laws. There can be no assurance that a challenge to the Offer or the Merger on antitrust or competition grounds will not be made, or if such a challenge is made, what the result will be. If the applicable waiting period has not expired or been terminated, Offeror will not be obligated to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to

Offeror’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any tendered Shares unless and until such applicable waiting period has expired or been terminated. See “Section 15—Conditions to the Offer” for certain conditions to the Offer, including conditions with respect to certain governmental actions and “Section 13—The Transaction Documents—The Merger Agreement—Termination” for certain termination rights pursuant to the Merger Agreement with respect to certain governmental actions.

Regulatory Undertakings

Parent and Inari (at the request of Parent) have agreed take, or cause to be taken, all actions necessary, proper or advisable to resolve objections any governmental entity may assert under any antitrust law or foreign investment law with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and to avoid or eliminate each and every impediment under any applicable antitrust law or foreign investment law, including (x) proposing, negotiating, committing to, effecting, agreeing to and executing the sale, divestiture, transfer, license, hold separate or disposition of any and all of the share capital or other equity voting interests, assets (whether tangible or intangible), businesses, divisions, operations, products or product lines of Parent and of Inari, (y) terminating, transferring or creating relationships, contractual rights or other obligations of Parent and Inari and (z) otherwise taking or committing to take any actions or agreeing to any undertakings that would limit Parent’s freedom of action with respect to or their ability to retain, or impose obligations on Parent’s and Inari’s future operations with respect to, assets (whether tangible or intangible), businesses, divisions, personnel, operations, products or product lines of Parent or Inari, in each case so as to satisfy the conditions to closing of the Merger or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any legal proceeding that would otherwise have the effect of preventing or delaying the closing of the Merger (each such action in the foregoing clauses (x), (y) and (z), a “Remedy Action”).

The parties have also agreed to use reasonable best efforts to (i) consult and cooperate in all respects with each other in connection with any filing or submission with a governmental entity in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement and in connection with any investigation or other inquiry by or before such governmental entity or other person, (ii) keep the other parties hereto promptly informed of any communication received by such party from any governmental entity and of any communication received in connection with any proceeding by any other person, in each case regarding the Offer, the Merger and the other transactions contemplated by the Merger Agreement (and in the case of written communications, furnish the other parties with a copy of such communication), (iii) permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed filing, submission or other communication to any governmental entity or other person regarding the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and (iv) to the extent not prohibited by the applicable governmental entity or other person, give the other parties hereto the opportunity to attend and participate in any meetings (whether in-person or otherwise), telephone or video calls or other conferences, in each case, regarding the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

Notwithstanding the foregoing, Parent and Offeror are not obligated to: (A) take or consent or agree to any Remedy Action with respect to any of Parent’s or its subsidiaries’ or affiliates’ assets (whether tangible or intangible), businesses, divisions, operations, products, or product lines that, individually or in the aggregate, generated greater than $25,000,000 in revenue during the 2023 fiscal year or (B) take or consent or agree to any action that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on Inari and its subsidiaries (taken as a whole), and Parent, Offeror, and Inari are not obligated to agree to or effectuate any Remedy Action unless the effectiveness thereof is conditioned on the closing of the Merger.

No Stockholder Approval

If the Offer is consummated, Offeror does not anticipate seeking the approval of Inari’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory provisions, if following consummation of a tender offer for any and all shares of a public Delaware corporation that would otherwise be entitled to vote on a merger (other than shares held by the acquiring entity and its affiliates), the stock irrevocably accepted for purchase pursuant to such offer and received by the depository prior to the expiration of such offer, plus the stock otherwise owned by the acquiror equals at least the amount of shares of each class of stock of the target corporation that would otherwise be required for the stockholders of the target corporation to adopt a merger agreement with the acquiring entity, and each share of each class or series of stock of the target corporation not irrevocably accepted for purchase in the offer is converted into the right to receive the same consideration for their stock in the merger as was payable in the tender offer, the target corporation can effect a merger without the vote of the stockholders of the target corporation. Therefore, the parties have agreed, and the Merger Agreement requires, that, subject to the Offer Conditions, the Merger will be consummated as soon as practicable after the Offer Acceptance Time, without a vote of Inari stockholders, in accordance with Section 251(h) of the DGCL.

Appraisal Rights

No appraisal rights are available to you in connection with the Offer. However, if the Offer is successful and the Merger is consummated, the holders and beneficial owners of Shares who: (i) did not tender their Shares to Offeror pursuant to the Offer; (ii) who properly demand appraisal of their Shares pursuant to, and who comply in all respects with, Section 262 of the DGCL; and (iii) do not thereafter lose their appraisal rights (by withdrawal, failure to perfect or otherwise), in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Court of Chancery of the State of Delaware (the “Delaware Court”) and to receive a cash payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest thereon, if any, as determined by the Delaware Court, as of the Merger Effective Time as determined by such court. Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the Merger Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Merger Effective Time and the date of payment of the judgment.

In determining the “fair value” of any Shares, the Delaware Court will take into account all relevant factors. Holders of Shares should recognize that “fair value” so determined could be higher or lower than, or the same as, the consideration to be received pursuant to the Offer and the Merger and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Moreover, Offeror may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the Surviving Corporation within ten days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to seek appraisal of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL or information directing such holders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. Within 120 days after the Merger Effective Time, but not thereafter, the Surviving Corporation, or any holder or beneficial owner of Shares who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court demanding a determination of the fair value of the Shares held by all holders and beneficial owners who did not tender in the Offer and demanded appraisal. The Surviving Corporation is under no obligation to file any such petition and has no intention of doing so.

The Schedule 14D-9 will constitute the formal notice of appraisal rights by Inari to its stockholders in connection with the Merger under Section 262 of the DGCL. Any holder or beneficial owner of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the Schedule 14D-9 and Section 262 of the DGCL carefully because failure to timely and properly comply with the procedures specified therein will result in the loss of appraisal rights under the DGCL. All references in Section 262 of the DGCL and in this Section 16 to a “stockholder” are to the record holder of Shares unless otherwise expressly noted herein, and all such references to a “beneficial owner” mean a person who is the beneficial owner of Shares held either in voting trust or by a nominee on behalf of such person unless otherwise expressly noted herein.

As will be described more fully in the Schedule 14D-9, in order to exercise appraisal rights under Section 262 of the DGCL in connection with the consummation of the Merger pursuant to Section 251(h) of the DGCL, a stockholder or beneficial owner must do all of the following:

•

within the later of the consummation of the Offer, which occurs when Offeror has accepted for payment Shares tendered into the Offer following the Expiration Time, and 20 days after the mailing of the Schedule 14D-9, deliver to Inari a written demand for appraisal of Shares held, which demand must reasonably inform Inari of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender their Shares in the Offer;

•	continuously hold of record or beneficially own, as applicable, the Shares from the date on which the written demand for appraisal is made through the Merger Effective Time; and

•	strictly follow the statutory procedures for perfecting appraisal rights under Section 262 of the DGCL.

In the case of a demand for appraisal made by a beneficial owner, the demand must (i) reasonably identify the holder of record of the Shares for which the demand is made, (ii) be accompanied by documentary evidence of the beneficial owner’s ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (iii) provide an address at which such beneficial owner consents to receive notices given by Inari and to be set forth on the verified list to be filed with the Delaware Register in the Delaware Court. If the Shares are owned of record or beneficially in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be made in that capacity, and if the Shares are owned of record or beneficially by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record or beneficial owners.

The foregoing description of the rights of Inari’s stockholders and beneficial owners to appraisal rights under the DGCL is a summary of the procedures to be followed by the stockholders or beneficial owners of Inari desiring to exercise appraisal rights in connection with the Merger and is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights in connection with the Merger requires strict adherence to the applicable provisions of the DGCL. Failure to timely and properly comply with the procedures of Section 262 of the DGCL will result in the loss of appraisal rights. A copy of Section 262 of the DGCL is included as Annex II to the Schedule 14D-9. Additionally, the full text of Section 262 of the DGCL may be accessed without subscription or cost at the Delaware Code Online (available at delcode.delaware.gov/title8/c001/sc09/index.html#262).

Appraisal rights cannot be exercised at this time. The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares into the Offer (and do not subsequently validly withdraw such Shares prior to the Offer Acceptance Time), you will not be entitled to exercise appraisal rights with respect to such Shares, but, instead, upon the terms and subject to the Offer Conditions, you will receive the Offer Consideration for such Shares.

The foregoing summary does not constitute any legal or other advice, nor does it constitute a recommendation to exercise appraisal rights under Section 262 of the DGCL. Stockholders and beneficial owners who are considering exercising their appraisal rights are urged to consult their respective legal advisors before electing or attempting to exercise such rights.

17.	Fees and Expenses

Parent and Offeror have retained Innisfree M&A Incorporated to act as the Information Agent and Equiniti Trust Company, LLC to act as the Depository in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depository each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

Neither Parent nor Offeror will pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depository) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Offeror for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18.	Miscellaneous

The making of the Offer in jurisdictions other than the U.S. may be restricted or prohibited by law. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Offeror. Offeror is not aware of any jurisdiction where the making of the Offer is restricted or prohibited by law. If Offeror becomes aware of any such restriction or prohibition on the making of the Offer or the acceptance of the Shares, it will make a good faith effort to comply or seek to have such prohibition or restriction declared inapplicable to the Offer. If, after a good faith effort, Offeror cannot comply, it will not make the Offer to, nor will it accept tenders from or on behalf of, the holders of Shares in that jurisdiction. If you are in any doubt as to your eligibility to participate in the Offer, you should contact your professional adviser immediately.

The Offer does not constitute a solicitation of proxies for any meeting of Inari’s stockholders. Any solicitation of proxies which Parent, Offeror or any of their respective affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

No person has been authorized to give any information or make any representation on behalf of Offeror, Parent or any of their respective affiliates not contained in this Offer to Purchase or in the related Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

Parent and Offeror have filed with the SEC a Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments to the Schedule TO (including the exhibits to the Schedule TO, which include this Offer to Purchase and the related Letter of Transmittal). In addition, Inari has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth the Inari Board Recommendation and furnishing certain additional related information. The Schedule TO and the Schedule 14D-9 and any exhibits or amendments thereto may be examined and copies may be obtained free of charge at the website maintained by the SEC at www.sec.gov and in the manner described in the sections titled “Section 8—Certain Information Concerning Inari” and “Section 9—Certain Information Concerning Offeror and Parent.”

Eagle 1 Merger Sub, Inc.

January 17, 2025

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

The name, age, country of citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent are set forth below. The business address of each director and executive officer is 1941 Stryker Way, Portage, Michigan 49002 and Parent’s principal business is in medical technologies. Directors are identified by an asterisk.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Kevin A. Lobo*	59

Experience

•   Chair of Parent (2014 to present); Chief Executive Officer of Parent (2012 to present); President of Parent (2021 to present)

Other Affiliations

•   Director, The Advanced Medical Technology Association (AdvaMed) (a trade association, located at 1301 Pennsylvania Ave NW, Suite 400, Washington, D.C. 20004) (2012 to present)

•   Director, Parker-Hannifin Corporation (a designer and manufacturer of motion and control technologies, located at 6035 Parkland Boulevard, Cleveland, Ohio) (2013 to present)

•   Chair, Valley Health System Board of Trustees (a regional healthcare system, located at 4 Valley Health Plaza, Paramus, New Jersey 07652) (present)

			United States of America

Mary K. Brainerd*	71

Experience

•   President and Chief Executive Officer of HealthPartners (a non-profit health care provider and health insurance company, located at 8170 33rd Ave S, Bloomington, Minnesota 55425) (2002 to 2017)

Other Affiliations

•   Director, Bremer Financial Corporation (a regional financial services company located at 380 St. Peter Street, Suite 500, Saint Paul, Minnesota 55102) (2014 to present)

•   Director, Securian Financial (the parent corporation of Minnesota Life Insurance Company and Securian Life Insurance Company, a New York authorized insurer, located at 400 Robert Street North, St. Paul, Minnesota 55101) (2000 to present)

			United States of America

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship

•   Chair, The Nature Conservancy, Minnesota-North Dakota-South Dakota (a non-profit, located at 1101 West River Parkway, Suite 200, Minneapolis, Minnesota 55415-1291) (2020 to present)

•   Director, The Opus Group (a family of commercial real estate development, construction, architecture and structural engineering companies, located at 10350 Bren Road West, Minnetonka, Minnesota 55343) (2020 to present)

Giovanni Caforio, M.D.*	60

Experience

•   Chief Executive Officer, Bristol-Myers Squibb (a global biopharmaceutical company located at Route 206 & Province Line Road, Princeton, New Jersey 08543) (2015 to 2023); Chairman of the Board, Bristol-Myers Squibb (2017 to 2024)

Other Affiliations

•   Director, Pharmaceutical Research and Manufacturers of America (a trade group, located at 670 Maine Avenue, SW, Suite 1000, Washington, D.C. 20024) (2015 to present)

			United States of America

Allan C. Golston*	58

Experience

•   President, United States Program for the Bill and Melinda Gates Foundation (a non-profit located at 500 Fifth Avenue North, Seattle, Washington 98109) (2006 to present)

Other Affiliations

•   Director, Harley-Davidson, Inc. (a designer, manufacturer and seller of motorcycles, located at 3700 West Juneau Avenue, Milwaukee, Wisconsin 53208) (2017 to present)

			United States of America

Sherilyn S. McCoy*	66

Experience

•   Chief Executive Officer and Director, Avon Products, Inc. (2012 to 2018)

Other Affiliations

•   Director, AstraZeneca plc (a biopharmaceutical company, located at 1 Francis Crick Avenue Cambridge Biomedical Campus, Cambridge CB2 0AA, United Kingdom) (2017 to present)

•   Director, Galderma Group AG (a dermatology and skin care company, located at Zählerweg 10, 6300 Zug, Switzerland) (2019 to present)

•   Director, Kimberly-Clark (a consumer goods and personal care corporation, located at P.O. Box 619100, Dallas, Texas, 75261-9100) (2018 to present)

			United States of America

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship

•   Director, Novocure (an oncology company, located at No. 4 The Forum, Grenville Street, St. Helier, Jersey JE2 4UF) (2018 to 2022)

•   Chair of the Board, Certara, Inc. (a provider of drug development software and technology, located at 4 Radnor Corporate Center, Suite 350, Radnor, Pennsylvania 19087) (2018 to 2021)

Rachel M. Ruggeri*	55

Experience

•   Executive Vice President and Chief Financial Officer, Starbucks Corporation (a roaster, marketer, and retailer of specialty coffee located at 2401 Utah Avenue South, Seattle, Washington 98134) (2021 to present)

•   Senior Vice President, Americas, Starbucks Corporation (2020 to 2021)

•   Chief Financial Officer and Corporate Secretary, Continental Mills, Inc. dba The Krusteaz Company (a consumer food product brand line, located at 18100 Andover Park W, Tukwila, Washington 98188) (2018 to 2020)

			United States of America

Andrew K. Silvernail*	54

Experience

•   Chairman and Chief Executive Officer, International Paper Company (a global producer of renewable fiber-based packaging, pulp and paper products located at 6400 Poplar Avenue, Memphis, Tennessee 38197) (2024 to present)

•   Chairman, President and Chief Executive Officer, Madison Industries (a parent company of various manufacturers of safety, medical, and industrial equipment, located at 444 W Lake St, Suite 440, Chicago, Illinois 60606) (2021)

•   Chairman, President and Chief Executive Officer, IDEX Corporation (a designer and manufacturer of fluidics systems, optics systems, fire and rescue equipment, located at 3100 Sanders Road, Suite 301, Northbrook, Illinois 60062) (2011 to 2020)

Other Affiliations

•   Executive Advisor, KKR & Co. Inc. (a global investment firm, located at 30 Hudson Yards, Manhattan, New York 10001) (2022 to 2024)

•   Director, Boys & Girls Club of Lake County (a non-profit, located at 730 S Martin Luther King Jr Ave, Waukegan, Illinois 60085) (present)

			United States of America

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Lisa M. Skeete Tatum*	57

Experience

•   Founder and Chief Executive Officer, Landit, Inc. (a coaching and career pathing platform located at 228 Park Ave S #41526, New York, New York 10003) (2014 to present)

Other Affiliations

•   Board Member, Union Square Hospitality Group (a restaurant and catering group, located at 853 Broadway, 17th Floor, New York, New York 10003) (2018 to present)

•   Director, USHG Acquisition Corporation (a special purpose acquisition company, located at 853 Broadway, 17th Floor, New York, New York 10003) (2021 to 2022)

•   Director, World 50, Inc. (a provider of private peer communities, located at 3525 Piedmont Rd NE, Atlanta, Georgia) (2020 to present)

•   Trustee Emeritus, Cornell University (a private educational institution, located at 616 Thurston Avenue, Ithaca, New York 14853) (present)

			United States of America

Ronda E. Stryker*	70

Experience

•   Director of Stryker Corporation (1984 to present)

•   Vice Chair and Director, Greenleaf Trust (a wealth management firm located at 211 South Rose Street, Kalamazoo, Michigan 49007) (1988 to present)

Other Affiliations

•   Vice Chair, Spelman College Board of Trustees (the governing board of Spelman College, located at 350 Spelman Lane S.W. Atlanta, Georgia 30314) (1997 to present)

•   Member, Harvard Medical School Board of Fellows (a fellowship board, located at 25 Shattuck Street, Boston, Massachusetts 02115) (present)

			United States of America

Rajeev Suri*	57

Experience

•   Chief Executive Officer and Director, Inmarsat (a provider of satellite telecommunications, located at 50 Finsbury Square, London, EC2A 1HD, United Kingdom) (2021 to 2023)

•   President and Chief Executive Officer, Nokia (a telecommunications, information technology, and consumer electronics corporation, located at Karakaari 7, 02610 Espoo, Finland) (2014 to 2020)

			Republic of Singapore

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship

Other Affiliations

•   Chair of the Board, M-KOPA (an emerging market fintech that provides smartphones and digital financial services, located at 3rd Floor, One Crown Square, Woking, Surrey, GU21 6HR, United Kingdom) (2024 to present)

•   Chairman of the Board, Digicel Group (a mobile phone network and home entertainment provider, located at 14 Ocean Boulevard, Kingston, Jamaica) (2024 to present)

•   Director, Singtel (a communications technology group, located at Singapore Post Centre #07-31, 10 Eunos Road 8, Singapore 408600) (2021 to present)

•   Director, Viasat (a telecommunications company, located at 2501 Gateway, Carlsbad, California 92009-1699) (2023 to present)

Yin C. Becker	61	Experience • Vice President, Chief Corporate Affairs Officer of Parent (2021 to present) • Vice President, Communications, Public Affairs and Corporate Marketing of Parent (2012 to 2021)	United States of America

William E. Berry Jr.	59	Experience • Vice President, Chief Accounting Officer of Parent (2022 to present) • Vice President, Corporate Controller and Principal Accounting Officer of Parent (2014 to 2021)	United States of America

Glenn S. Boehnlein	63	Experience • Vice President, Chief Financial Officer of Parent (2016 to present)	United States of America

M. Kathryn Fink	55	Experience • Vice President, Chief Human Resources Officer of Parent (2016 to present)	United States of America

Robert S. Fletcher	54	Experience • Vice President, Chief Legal Officer of Parent (2019 to present)	United States of America

Viju S. Menon	57	Experience • Group President, Global Quality and Operations of Parent (2018 to present)	United States of America

J. Andrew Pierce	51	Experience • Group President, MedSurg and Neurotechnology of Parent (2019 to present)	United States of America

Spencer S. Stiles	48	Experience • Group President, Orthopaedics and Spine of Parent (2019 to present)	United States of America

DIRECTORS AND EXECUTIVE OFFICERS OF OFFEROR

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Offeror are set forth below. The business address of each director and executive officer of Offeror is 1941 Stryker Way, Portage, Michigan 49002. Directors are identified by an asterisk.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
J. Andrew Pierce*	51	• Group President, MedSurg and Neurotechnology of Parent (2019 to present) • Director, President of Offeror (2025 to present)	United States of America

William E. Berry Jr.*	59

•   Vice President, Chief Accounting Officer of Parent (2022 to present); Vice President, Corporate Controller and Principal Accounting Officer of Parent (2014 to 2021)

•   Director, Vice President, Finance of Offeror (2025 to present)

			United States of America

Viju S. Menon	57	• Group President, Global Quality and Operations of Parent (2018 to present) • Vice President of Offeror (2025 to present)	United States of America

Robert A. Cummings	54	• Vice President, Tax of Parent (2021 to present); Senior Director of Global Tax Accounting and Compliance of Parent (2016 to 2021) • Vice President, Tax of Offeror (2025 to present)	United States of America

Lindsay C. Gardner	45

•   Vice President, Treasurer of Parent (2024 to present)

•   Deputy Treasurer of General Electric (a global diversified manufacturing company, located at 1 Neumann Way, Evendale, Ohio 45215) (2021 to 2024); Senior Executive, Ratings, Liquidity, Capital Structure of General Electric (2018 to 2021)

•   Vice President, Treasurer of Offeror (2025 to present)

			United States of America

Tina S. French	46

•   Vice President, Corporate Secretary of Parent (2024 to present)

•   Head of Legal, Americas, Galapagos NV (a global biotechnology company, located at Generaal De Wittelaan L11 A3 2800 Mechelen, Belgium) (2023 to 2024)

•   Vice President, Law and Consumer Health North America, Johnson & Johnson (a global healthcare products company, located at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933) (2021 to 2022); Assistant Secretary, Johnson & Johnson (2017 to 2021)

•   Vice President and Corporate Secretary of Offeror (2025 to present)

			United States of America

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depository at one of the addresses set forth below:

The Depository for the Offer is:

Equiniti Trust Company, LLC

55 Challenger Road, Suite # 200

Ridgefield Park, New Jersey 07660

Attn: Reorganization Department

By facsimile transmission

(for eligible institutions only):

Facsimile (718) 765-8758

Confirm facsimile transmission: (718) 921-8317 (toll free) or (877) 248-6417

If delivering by hand, express mail or courier: Equiniti Trust Company, LLC 55 Challenger Road, Suite #200 Ridgefield Park, New Jersey 07660 Attn: Reorganization Department	By mail: Equiniti Trust Company, LLC 55 Challenger Road, Suite #200 Ridgefield Park, New Jersey 07660 Attn: Reorganization Department

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent at the address and telephone number set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll free: (877) 750-8334

Banks and Brokers may call collect: (212) 750-5833